EXHIBIT 10.1

EQUITY PURCHASE AGREEMENT

BY AND AMONG

C-DIVE, L.L.C.,

HELIX ALLIANCE DECOM, LLC,

AND

HELIX ENERGY SOLUTIONS GROUP, INC.,

(solely for purposes of Section 6.09(c)(iv) and Section 6.15 herein)

DATED AS OF MAY 1, 2026

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE1

Section 1.01Purchase and Sale1

Section 1.02Purchase Price1

Section 1.03Payment of Purchase Price.2

Section 1.04Purchase Price Adjustments.2

Section 1.05[Intentionally Omitted.]6

Section 1.06Tax Withholding.6

Section 1.07Tax Treatment; Purchase Price Allocation.6

ARTICLE 2 CLOSING7

Section 2.01The Closing7

Section 2.02Seller’s Closing Deliveries.7

Section 2.03Purchaser Closing Deliveries.9

ARTICLE 3 REPRESENTATIONS AND WARRANTIES concerning THE COMPANIES9

Section 3.01Due Organization; Qualification.  9

Section 3.02Authorization; Noncontravention.9

Section 3.03Capitalization.10

Section 3.04Financial Statements.11

Section 3.05Certain Developments.  11

Section 3.06Real Property.13

Section 3.07Title, Condition and Sufficiency of Assets.15

Section 3.08Taxes.  16

Section 3.09Material Contracts.18

Section 3.10Intellectual Property.21

Section 3.11Litigation; Proceedings.  23

Section 3.12Employee Benefit Plans.23

Section 3.13Compliance with Laws; Permits; Certain Payments.26

Section 3.14Environmental Matters.  E27

Section 3.15Labor and Employment Matters.29

Section 3.16Insurance.31

Section 3.17Significant Customers and Suppliers.31

Section 3.18Affiliate Transactions.  32

Section 3.19[Intentionally Omitted.]33

Section 3.20Powers of Attorney; Bank Accounts.  33

Section 3.21Broker’s or Finder’s Fee.  33

Section 3.22Accounts Receivable.  33

Section 3.23Accounts Payable.  33

Section 3.24Service Warranties.33

Section 3.25Restricted Territory.  33

ARTICLE 4 representations and warranties CONCERNING seller33

Section 4.01Authorization; Noncontravention33

Section 4.02Litigation; Proceedings34

Section 4.03Ownership34

Section 4.04Insolvency34

Section 4.05Broker’s or Finder’s Fee35

Section 4.06Independent Investigation .35

ARTICLE 5 REPRESENTATIONS AND WARRANTIES CONCERNING PURCHASER35

Section 5.01Due Organization; Qualification.  35

Section 5.02Authorization; Noncontravention.35

Section 5.03Litigation; Proceedings.36

Section 5.04Broker’s or Finder’s Fee.36

Section 5.05United States Citizenship; Merchant Marine Act Compliance.  36

Section 5.06[Intentionally Omitted.]36

Section 5.07Independent Investigation.36

ARTICLE 6 COVENANTS37

Section 6.01Bonus Program.37

Section 6.02[Intentionally Omitted.]37

Section 6.03[Intentionally Omitted.]37

Section 6.04[Intentionally Omitted.]37

Section 6.05Further Action.  37

Section 6.06Books and Records.38

Section 6.07[Intentionally Omitted.]38

Section 6.08[Intentionally Omitted.]38

Section 6.09Restrictive Covenants.38

Section 6.10WARN Matters.42

Section 6.11R&W Insurance Policy.42

Section 6.12[Intentionally Omitted].42

Section 6.13401(k) Plans/Benefits.42

Section 6.14Drydocks.43

Section 6.15Helix Guarantee.  43

Section 6.16Hedron Insurance Proceeds.43

ARTICLE 7 TAX MATTERS44

Section 7.01Transfer Taxes  44

Section 7.02Tax Indemnification  44

Section 7.03Straddle Period45

Section 7.04Responsibility for Filing Tax Returns and Paying Taxes.45

Section 7.05Responsibility for Tax Audits and Contests45

Section 7.06[Intentionally Omitted].46

Section 7.07Tax Sharing Agreements.46

Section 7.08Restrictions on Pre-Closing Date Tax Period Actions46

Section 7.09Efforts.46

Section 7.10No Duplication.  46

Section 7.11Conflict.  46

ARTICLE 8 [INTENTIONALLY OMITTED]46

ARTICLE 9 [INTENTIONALLY OMITTED]46

ARTICLE 10 INDEMNIFICATION46

Section 10.01Indemnification Obligations of the Seller.  47

Section 10.02Indemnification Obligations of Purchaser.  47

Section 10.03Indemnification Procedure.48

Section 10.04Limitations on Indemnities; Recourse.50

Section 10.05Survival.  51

Section 10.06Adjustment in Purchase Price.  52

Section 10.07Disregard of Materiality.  53

Section 10.08Exclusive Remedy.  53

Section 10.09Limitations on Defense to Certain Claims; Disclaimer; Mitigation; Insurance.53

ARTICLE 11 MISCELLANEOUS55

Section 11.01Public Announcements.  56

Section 11.02Expenses.56

Section 11.03Notices.  56

Section 11.04Binding Agreement; Assignment.  57

Section 11.05Severability.  57

Section 11.06Other Definitional Provisions.  57

Section 11.07Captions.  58

Section 11.08Specific Performance; Remedies.  58

Section 11.09Amendment and Waiver.  58

Section 11.10Entire Agreement.  59

Section 11.11Counterparts.  59

Section 11.12Governing Law; Venue; Jurisdiction; Jury Waiver.  59

Section 11.13Rules of Construction.59

Section 11.14Disclosure Schedule.  59

Section 11.15Release.  60

Section 11.16Privileged Communications.60

ANNEXES

Annex ADefined Terms

Annex BSubsidiaries

EXHIBITS

Exhibit AExample Calculations

Exhibit BForm of Assignment of Interests

Exhibit CForm of Transition Services Agreement

Exhibit DR&W Insurance Policy

Exhibit EForm of Administrative Services Agreement

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 1, 2026 (the “Effective Date”), by and among C-Dive, L.L.C., a Louisiana limited liability company (“Purchaser”), Helix Alliance Decom, LLC, a Delaware limited liability company (“Seller”), and solely for purposes of Section 6.09(c)(iv) and Section 6.15 herein, Helix Energy Solutions Group, Inc., a Minnesota corporation (“Helix”).  Seller and Purchaser may be referred to together herein as the “Parties” and individually as a “Party.”  Any term used but not defined in this Agreement shall have the meaning given to such term in Annex A, which Annex A is hereby incorporated herein by reference.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding Equity Interests of Alliance-Triton GOM Holdings, LLC (“Holdings”) (the “Interests”);

WHEREAS, Holdings owns, directly or indirectly, all of the issued and outstanding Equity Interests of each of the Subsidiaries set forth on Annex B, which is incorporated herein by reference (such Subsidiaries, together with Holdings, collectively, the “Companies” and each, a “Company”); and

WHEREAS, subject to the terms and conditions of this Agreement, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the Interests.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, agreements, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be bound, do hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE
Section 1.01Purchase and Sale.  Upon the terms and conditions set forth herein and on the basis of the representations, warranties, covenants and agreements contained herein, at the Closing, Seller will sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase and accept from Seller, all of the Interests, free and clear of all Liens and any equity or ownership interests of third parties, including warrants, options and other equity equivalents.
Section 1.02Purchase Price.  Subject to the terms and conditions of this Agreement, and as full consideration for the purchase of the Interests, and the representations, warranties, covenants and agreements contemplated herein, the aggregate consideration (the “Purchase Price”) to be paid by Purchaser will be as follows, subject to adjustment as provided hereunder, including pursuant to Section 1.04(b): (i) cash in the aggregate amount of ONE HUNDRED SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($107,500,000), (ii) minus, the amount of the Closing Debt, if any, (iii), minus, the amount of the Closing Company Transaction Expenses, if any, and (iv) minus, the amount of any Related Party Transaction Payments, if any (the resulting sum contemplated by this Section 1.02, the “Closing Date Cash Payment”); and

Section 1.03Payment of Purchase Price.  Subject to Section 1.04(b), Purchaser shall pay or deliver the Purchase Price in the following manner at Closing:
(a)the Estimated Closing Date Cash Payment shall be paid by Purchaser by wire transfer of immediately available funds to a bank account designated by Seller at least three days prior to the Closing;
(b)the Closing Debt shall be paid by Purchaser on behalf of the Companies and Seller to all holders thereof set forth on Schedule 1.03(b), in the amounts owed to each such holder thereof, for purposes of satisfying in full such Closing Debt; provided, however, that Seller shall have delivered to Purchaser not less than five (5) Business Days prior to the Closing Date a payoff letter (or other similar documentation) from each such holder of Closing Debt (which payoff letter (or other similar documentation) shall be in form and substance satisfactory to Purchaser and include an indication therein that the holder of such Closing Debt has agreed to release and terminate all Liens in respect of such Closing Debt relating to the assets and properties of the Companies upon receipt of the amounts indicated in such Payoff Letter) (collectively, the “Payoff Letters”); and
(c)the Closing Company Transaction Expenses set forth on Schedule 1.03(c) shall be paid by Purchaser on behalf of the Companies to all Persons who are owed such Closing Company Transaction Expenses, in the amounts owed to each such Person, for purposes of satisfying in full such obligations.
Section 1.04Purchase Price Adjustments.
(a)Closing Purchase Price Adjustments.  Not less than five (5) Business Days prior to the Closing, Seller shall deliver to Purchaser a certificate setting forth (i) an estimated consolidated balance sheet of the Companies as of the Closing Date (the “Estimated Closing Date Balance Sheet”), (ii) Seller’s written calculation of the Closing Working Capital as set forth in the Estimated Closing Date Balance Sheet (“Estimated Working Capital”), (iii) Seller’s good faith estimate of the Closing Debt (the “Estimated Debt”), (iv) Seller’s good faith estimate of the Closing Company Transaction Expenses (the “Estimated Company Transaction Expenses”), (v) Seller’s good faith estimate of the Related Party Transaction Payments (the “Estimated Related Party Transaction Payments”), and (vi) the resulting Estimated Closing Date Cash Payment (the “Estimated Closing Date Cash Payment”) calculated in accordance with Section 1.02.  The Estimated Closing Date Balance Sheet, the Estimated Working Capital, the Estimated Debt, the Estimated Company Transaction Expenses, the Estimated Related Party Transaction Payments, and the resulting Estimated Closing Date Cash Payment (collectively, the “Estimated Closing Items”) shall be prepared and calculated in accordance with the illustrative example and principles set forth on Exhibit A, and to the extent not addressed in Exhibit A, in accordance with GAAP and, to the extent consistent with GAAP, the Companies’ past practices.  The Estimated Closing Date Cash Payment shall be subject to adjustment pursuant to the provisions of Section 1.04(b).
(b)Post-Closing Purchase Price Adjustments.
(i)Within five (5) Business Days following the ninetieth (90th) day following the Closing Date, Purchaser shall prepare and deliver to Seller a written statement

(the “Purchaser Closing Statement”) setting forth (i) a consolidated balance sheet of the Companies as of the Closing Date (the “Actual Closing Date Balance Sheet”), (ii) Purchaser’s written calculations of the Closing Working Capital as set forth in the Actual Closing Date Balance Sheet (the “Actual Working Capital”), (iii) Purchaser’s written calculation of the Closing Debt (“Actual Debt”), (iv) Purchaser’s written calculation of the Company Transaction Expenses (“Actual Company Transaction Expenses”), (v) Purchaser’s written calculation of the Related Party Transaction Payments (the “Actual Related Party Transaction Payments”), (vi) the resulting calculation of the Closing Date Cash Payment (the “Actual Closing Date Cash Payment”) calculated in accordance with Section 1.02 and (vii) the resulting calculation of the NWC Shortfall (the “Actual NWC Shortfall”) or NWC Surplus (the “Actual NWC Surplus”), as applicable, together with a worksheet showing the difference, if any, between any Estimated Closing Item and the corresponding Actual Closing Item (as hereinafter defined). The Actual Closing Date Balance Sheet, the Actual Working Capital, the Actual Debt, the Actual Company Transaction Expenses, the Actual NWC Shortfall, the Actual NWC Surplus, the Actual Related Party Transaction Payments, and the resulting calculation of Actual Closing Date Cash Payment (collectively, the “Actual Closing Items”) shall be prepared and calculated in accordance with the illustrative example and principles set forth on Exhibit A, and to the extent not addressed in Exhibit A, in accordance with GAAP and, to the extent consistent with GAAP, the Companies’ past practices.  Notwithstanding anything to the contrary contained herein, any Account Receivable that is not collected within ninety (90) days after the Closing Date shall, for purposes of this calculation, but subject to the remainder of this Section 1.04(b)(i), be treated as “uncollectible” and shall be excluded from the determination of Actual NWC Shortfall or Actual NWC Surplus, as applicable (any such Accounts Receivable shall be referred to herein as an “Uncollected Accounts Receivable”).  Purchaser shall use commercially reasonable efforts to collect the Uncollected Accounts Receivable on behalf of Seller after the Closing Date, subject to the right of the Seller to participate with Purchaser in its efforts to collect the Uncollected Accounts Receivable, with the Parties agreeing that Purchaser shall not settle or forgive any such Uncollected Accounts Receivable without the Seller’s prior written consent. Notwithstanding the foregoing, Purchaser shall not be required to (1) institute or threaten any litigation, arbitration, or other legal proceedings against any customer or obligor in connection with the collection of any Uncollected Accounts Receivable, (2) engage any collection agency or third-party debt collector, (3) take any action that, in Purchaser’s reasonable business judgment, would be reasonably likely to materially and adversely affect Purchaser’s ongoing business relationship with any customer or obligor, or (4) incur any out-of-pocket costs or expenses in connection with such collection efforts (other than de minimis administrative costs).  For the avoidance of doubt, if Seller desires that Purchaser take any action described in clauses (1) through (4) above, Seller shall have the right to direct and fund such efforts directly, and Purchaser shall cooperate reasonably with Seller in connection therewith at Seller’s sole cost and expense. Seller shall indemnify and hold harmless Purchaser from and against any out-of-pocket costs or expenses arising out of or relating to any collection action taken at Seller’s direction pursuant to the foregoing sentence. The Parties agree that any such collection efforts with respect to the Uncollected Accounts Receivable shall be undertaken in a manner that is consistent with the past collection practices of the Companies. Purchaser shall pay Seller all proceeds received with respect to the Uncollected Accounts Receivable, such proceeds to be remitted to Seller on a monthly basis (within 10 days of the end of the month that such amounts were collected) together with an accounting thereof.

(ii)In the event the Purchaser Closing Statement reflects an Actual NWC Surplus (for the avoidance of doubt, excluding any Uncollected Accounts Receivable for purposes of calculating an Actual NWC Surplus), then no later than five (5) Business Days following the delivery by Purchaser of the Purchaser Closing Statement pursuant to Section 1.04(b)(i), Purchaser shall pay such Actual NWC Surplus to Seller, by wire transfer of immediately available funds to the account designated in writing by Seller (any such payment amount, the “Initial True-Up Payment”).
(iii)No later than forty-five (45) days following the delivery by Purchaser of the Purchaser Closing Statement, Seller shall notify Purchaser in writing whether it accepts or disputes the accuracy of any items reflected thereon. During such forty-five (45) day period, subject to Seller’s entry into a customary non-disclosure agreement reasonably satisfactory to Purchaser, Seller and its agents shall be provided with reasonable access during normal business hours to the financial books and records of the Companies, and, if necessary, Purchaser, the personnel of, and work papers prepared by, Purchaser and/or Purchaser’s accountants, as they may reasonably request to enable them to evaluate the Actual Closing Items or the Purchaser Closing Statement; provided, however, that Seller and its agents will conduct such review in a manner that does not unreasonably interfere with the conduct of the businesses of any of Purchaser, the Companies or their respective Affiliates.  If Seller accepts the Actual Closing Items set forth in the Purchaser Closing Statement, then the calculations of Actual Working Capital, Actual Debt, Actual Company Transaction Expenses, Actual Related Party Transaction Payments, Actual NWC Shortfall, Actual NWC Surplus, and Actual Closing Date Cash Payment set forth in the Purchaser Closing Statement shall be deemed final, conclusive and binding upon all Parties for all purposes of this Agreement.  Any matters set forth in the Purchaser Closing Statement that are not included in a timely delivered Dispute Notice (as defined below) will be deemed accepted by Seller and Purchaser’s determination of such matters will be final, conclusive and binding upon the Parties for all purposes of this Agreement.
(iv)If Seller disputes the accuracy of any of the Actual Closing Items set forth in the Purchaser Closing Statement, Seller shall provide written notice (the “Dispute Notice”) to Purchaser no later than forty-five (45) days following the delivery by Purchaser to Seller of the Purchaser Closing Statement, setting forth in reasonable detail those Actual Closing Items that Seller disputes, the amounts of any adjustments that are necessary in Seller’s judgment for the computations of the disputed Actual Closing Items to conform to the requirements of this Agreement, and the basis for Seller’s suggested adjustments (such items or matters raised in such Dispute Notice, the “Disputed Items”).  During the forty-five (45) day period following delivery of a Dispute Notice, (A) Purchaser and Seller shall meet and negotiate in good faith with a view to resolving the Disputed Items, and (B) Seller and its agents shall continue to be provided with reasonable access during normal business hours to the financial books and records of the Companies, Purchaser, the personnel of, and work papers prepared by, Purchaser and/or Purchaser’s accountants, as they may reasonably request to enable them to further evaluate the Actual Closing Items or the Purchaser Closing Statement.  If the Parties resolve all of the Disputed Items in accordance with the foregoing procedure, the amounts agreed upon by them shall be deemed final, conclusive and binding upon the Parties for all purposes of this Agreement.
(v)If the Parties fail to resolve all of the Disputed Items within such forty-five (45) period, then Purchaser and/or Seller shall request that Baker Tilly US LLP or, if

Baker Tilly US LLP is unable to serve, Purchaser and Seller shall appoint by mutual agreement the office of an impartial nationally or regionally recognized firm of independent certified public accountants other than Seller’s accountants or Purchaser’s accountants (the “Accounting Arbitrator”) make a binding determination as to the remaining Disputed Items (and only such Disputed Items remaining in dispute after such forty-five (45) day period) (the “Unresolved Disputed Items”) in accordance with this Agreement and the final calculation of the Final Closing Date Cash Payment based solely on the resolution of such Unresolved Disputed Items.  Purchaser and Seller will use reasonable efforts to cause the Accounting Arbitrator to render its decision as soon as practicable thereafter, including by promptly complying with all reasonable requests by the Accounting Arbitrator for information, books, records and similar items.  Seller and Purchaser will jointly instruct the Accounting Arbitrator to make a determination of the Unresolved Disputed Items (i) in writing, (ii) as promptly as practicable after such Unresolved Disputed Items have been referred to the Accountant Arbitrator (but in no event later than forty-five (45) days thereafter), (iii) in accordance with this Agreement and (iv) the Accounting Arbitrator shall consider only those Unresolved Disputed Items and base its determination within the range of values assigned by the parties to each Unresolved Disputed Item and solely on the information, books, records and similar items submitted by Purchaser and Seller.  In resolving any Unresolved Disputed Item, the Accounting Arbitrator may not assign a value to any Unresolved Disputed Item greater than the greatest value or less than the smallest value for such Unresolved Disputed Item claimed by either Party. The decision of the Accounting Arbitrator shall be final and binding upon the Parties and enforceable by any court of competent jurisdiction and the Accounting Arbitrator’s final calculations of the Unresolved Disputed Items, along with the items previously agreed upon or deemed agreed upon by the Parties in accordance with the foregoing clauses of this Section 1.04(b) shall be the “Final Working Capital”, “Final Debt”, “Final Company Transaction Expenses”, “Final Related Party Transaction Payments”, “Final NWC Shortfall” and/or “Final NWC Surplus”, as applicable, and the resulting calculation of the Closing Date Cash Payment calculated in accordance with Section 1.02, using the amounts determined by the Accounting Arbitrator and the items previously agreed upon or deemed agreed upon by the Parties in accordance with the foregoing clauses of this Section 1.04(b) as inputs therein shall be the “Final Closing Date Cash Payment”, which, in each case, shall be deemed final, conclusive and binding upon the Parties for all purposes of this Agreement. If required by the Accounting Arbitrator, Seller and Purchaser shall share, in equal proportion, the payment of any up-front retainer for the engagement of the Accounting Arbitrator; provided, however, that any such retainer shall be subject to adjustment in accordance with the immediately following sentence. The fees and expenses of the Accounting Arbitrator shall be paid by Purchaser and Seller in inverse proportion to the relative Disputed Items determined to be for the account of Purchaser and Seller, respectively (such that if the Accounting Arbitrator rules 25% in favor of the first Party and 75% in favor of the second Party, the first Party will pay 75% of the fees and expenses of the Accounting Arbitrator and the second Party will pay 25%). No Party will disclose to the Accounting Arbitrator, and the Accounting Arbitrator will not consider for any purpose, any settlement discussions or settlement offer made by any Party.
(c)True-Up Payments. Following the determination of the Final Closing Date Cash Payment, Final NWC Shortfall and Final NWC Surplus in accordance with Section 1.04(b):
(i)if the Final Closing Date Cash Payment is less than the Estimated Closing Date Cash Payment (such deficiency, a “Purchase Price Deficit”), within three (3) Business Days following the determination of the Final Closing Date Cash Payment in accordance with Section 1.04(b) (the “Payment Deadline”), Seller shall pay the Purchase Price Deficit to Purchaser, by wire transfer of immediately available funds to the account designated in writing by Purchaser;
(ii)if the Final Closing Date Cash Payment is greater than the Estimated Closing Date Cash Payment (such excess, a “Purchase Price Excess”), then within the Payment Deadline, Purchaser shall pay the Purchase Price Excess to Seller, by wire transfer of immediately available funds to the account designated in writing by Seller;
(iii)if there is determined to be a Final NWC Shortfall pursuant to Section 1.04(b), then within the Payment Deadline, Seller shall pay the Final NWC Shortfall to Purchaser, by wire transfer of immediately available funds to the account designated in writing by Purchaser; and
(iv)if there is determined to be a Final NWC Surplus pursuant to Section 1.04(b), then, within the Payment Deadline, Purchaser shall pay the Final NWC Surplus to Seller, by wire transfer of immediately available funds to the account designated in writing by Purchaser; provided, however, such payment shall be reduced by the amount of any Initial True-Up Payment actually and previously paid by Purchaser to Seller pursuant to Section 1.04(b)(ii).

Notwithstanding the foregoing, all payments owed pursuant to Section 1.04(c)(i) through (iv) shall offset as appropriate such that one payment is made on or before the Payment Deadline by the Party that owes funds on a net basis.

Section 1.05[Intentionally Omitted.]
Section 1.06Tax Withholding.  Purchaser and its Affiliates shall be entitled to deduct and withhold from amounts otherwise payable or deliverable to Seller or Affiliates thereof pursuant to this Agreement (and Seller and its Affiliates shall indemnify, defend and hold harmless Purchaser and its Affiliates against) such amounts as are required to be deducted or withheld therefrom under Applicable Laws; provided, however, that Purchaser and its Affiliates shall make commercially reasonable efforts to provide the Seller with written notice prior to withholding any amounts pursuant to this Section 1.06, cooperate in good faith with Seller to obtain any available exception from, or reduction in, such withholding to the extent permitted under Applicable Laws, and shall promptly provide the Seller with proof of timely and proper remittance of such amounts to the proper Governmental Entity. Any amount withheld or deducted pursuant to this Section 1.06 shall be timely and properly paid or remitted to the appropriate Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.
Section 1.07Tax Treatment; Purchase Price Allocation.
(a)Purchaser and Seller acknowledge and agree that the purchase and sale of the Interests hereunder is intended to be treated as a purchase and sale of the underlying assets of the Companies for U.S. federal (and applicable state or local) income tax purposes. Each Party shall, and shall cause each of its Affiliates to (i) report, act, and file all income Tax Returns in all respects and for all purposes consistent with the foregoing treatment, and (ii) not take any position for income Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the foregoing treatment.
(b)Within one hundred eighty (180) days after the Closing, Purchaser shall prepare and deliver to Seller a draft of a statement (the “Allocation Statement”) setting forth a proposed allocation of the aggregate amount of the Purchase Price (plus all other items treated as consideration for U.S. federal (and applicable state or local) income tax purposes) among the assets of the Companies in accordance with Section 1060 of the Code.  Within fifteen (15) days after receipt of the Allocation Statement, Seller will notify Purchaser of any objection, specifying in reasonable detail the nature and basis of such objection, to any items set forth in the Allocation Statement.  If a timely objection has been made by Seller, then Purchaser and Seller agree to consult and resolve in good faith any disputes with respect to the Allocation Statement. If Purchaser and Seller are unable to resolve any disputed items within twenty (20) days after Seller provided written notification thereof, such unresolved disputed items shall be submitted to the Accounting Arbitrator for resolution applying the procedural principles set forth in Section 1.04(b)(ii)-(iv), which resolution will be final and binding with respect to such disputed items. Notwithstanding anything to the contrary in this Agreement, the Accounting Arbitrator shall not have the power to modify or amend any term or provision of this Agreement or items previously agreed to among the Parties. Seller and Purchaser agree to (i) be bound by the Allocation Statement, as mutually agreed or finally determined in accordance with this Section 1.07(b), and (ii) act in accordance with such final Allocation Statement in the preparation, filing and audit of any Tax Return (including filing Form 8594 with its federal income Tax Return for the taxable year that includes the Closing Date).  Purchaser and Seller also shall allocate and report any adjustments to the Purchase Price in accordance with Applicable Law consistent with the Allocation Statement, and any allocations made as a result of such adjustments shall become part of the Allocation Statement.
ARTICLE 2
CLOSING
Section 2.01The Closing.  The Closing shall take place at the offices of Phelps Dunbar, LLP, 365 Canal Street, Suite 2000, New Orleans, Louisiana 70130, or remotely via the exchange of documents and signatures by PDF transmission, at 9:00 a.m. (New Orleans, Louisiana time) on the date of this Agreement (the date on which the Closing occurs is referred to herein as the “Closing Date”).
Section 2.02Seller’s Closing Deliveries.  Subject to the terms and conditions set forth in this Agreement, at or prior to the Closing, Seller shall deliver, or cause to be delivered, to Purchaser, the following:
(a)an assignment of interests, in substantially the form attached hereto as Exhibit B, duly executed by Seller, evidencing the assignment and transfer of the Interests to Purchaser;
(b)a certificate executed by the president, secretary or similar officer of each Company, certifying and attaching complete and correct copies of the Organizational Documents (including amendments thereto) of each such Company;

(c)certificates of existence and good standing of each Company from the jurisdiction of formation of each such Company, in each case dated no more than ten (10) Business Days prior to the Closing Date;
(d)Schedule STI in accordance with Section 6.01, at least five (5) Business Days before the Closing;
(e)IRS Form W-9 duly executed by Seller (or, if Seller is disregarded for U.S. federal income tax purposes, the regarded entity from which Seller is disregarded);
(f)evidence reasonably satisfactory to Purchaser that Seller has obtained all Consents identified on Schedule 2.02(f), in form and substance reasonably satisfactory to Purchaser;
(g)duly executed Payoff Letters in accordance with Section 1.03(b), at least five (5) Business Days before the Closing;
(h)evidence reasonably satisfactory to Purchaser of the termination or satisfaction of the agreements set forth on Schedule 1.03(c) representing Company Transaction Expenses;
(i)a letter of good standing for the Companies that are registered by the Louisiana Department of Revenue, in each case, issued by the Louisiana Department of Revenue pursuant to La. R.S §47:308(A) (and any other applicable Louisiana Department of Revenue regulation), dated within fifteen (15) Business Days prior to the Closing Date, indicating such Persons are in good standing before the Louisiana Department of Revenue and is not subject to, or obligated to pay, any outstanding or binding sales and use tax liability to the Louisiana Department of Revenue (and/or any other applicable collector of state sales and use tax in the State of Louisiana);
(j)the Benefits Certificate;
(k)[Intentionally Omitted.]
(l)a transition services agreement in substantially the form attached hereto as Exhibit C (the “Transition Services Agreement”), duly executed by Seller and Helix;
(m)an administrative services agreement in substantially the form attached hereto as Exhibit E (the “Administrative Services Agreement”), duly executed by Seller and Helix;
(n)evidence, in form and substance reasonably satisfactory to Purchaser, of the release and termination of all Liens on the assets and properties of the Companies (other than Permitted Liens); and
(o)all other documents, instruments and writings required to be delivered by Seller at or prior to the Closing Date under this Agreement or as may be reasonably required by Purchaser to carry out any transactions contemplated by this Agreement and the other Transaction Documents.

Section 2.03Purchaser Closing Deliveries.  Subject to the terms and conditions set forth in this Agreement, at or prior to the Closing, Purchaser shall deliver, or cause to be delivered, to Seller, the following:
(a)the Estimated Closing Date Cash Payment in accordance with Section 1.03;
(b)[Intentionally Omitted.]
(c)the Transition Services Agreement, duly executed by Purchaser;
(d)the Administrative Services Agreement, duly executed by Purchaser and Alliance Energy Services, LLC, a Louisiana limited liability company; and
(e)all other documents, instruments and writings required to be delivered by Purchaser at or prior to the Closing Date under this Agreement or as may be reasonably required by Seller to carry out any transactions contemplated by this Agreement and the other Transaction Documents.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES concerning THE COMPANIES

Seller hereby represents and warrants to Purchaser as follows:

Section 3.01Due Organization; Qualification.  Each Company is duly organized and validly existing under the laws of the jurisdiction of its formation.  Each Company has all requisite corporate power and authority, as applicable, to own, lease and operate its assets and properties and to carry on the Business as now being conducted and as presently proposed to be conducted by it.  Each Company is duly qualified or licensed to transact business and in good standing in each jurisdiction listed on Schedule 3.01, which jurisdictions constitute all of the jurisdictions in which the nature of the Business, or the operation, ownership or leasing of its assets or properties, makes such qualification or licensing necessary, other than such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Seller has previously delivered to Purchaser true and complete copies of the Organizational Documents of each Company, in each case, as amended to date.
Section 3.02Authorization; Noncontravention.
(a)Each Company has the requisite corporate, limited liability company, or limited partnership power and authority, as applicable, to execute and deliver the Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of the Transaction Documents to which any Company is or will be a party and the consummation by such Company of the transactions contemplated hereunder and thereunder have been duly authorized and approved by all necessary company or corporate action, as applicable, on the part of each such Company.  As of the Closing, each of the Transaction Documents to which any Company will be a party will have been duly executed and delivered by such Company and (assuming that the Transaction Documents to which Purchaser is a party constitute the valid and binding obligations of Purchaser) will constitute the valid and binding obligation of such Company, enforceable against it in accordance with the terms hereof or thereof, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.
(b)Except as set forth on Schedule 3.02(b), the execution, delivery and performance by Seller or any Company of this Agreement or any of the Transaction Documents to which it is or will be a party do not and will not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with any of the provisions of the Organizational Documents of any Company, in each case, as amended, (ii) conflict with, or result in a breach or acceleration of or default under (with or without due notice or lapse of time or both), any Contract to which any Company is a party or by which any Company, its Equity Interests or any of its assets or properties are bound, except in such cases where the conflict, breach, acceleration, or default would not reasonably be expected to have a Material Adverse Effect, (iii) contravene in any material respect any Applicable Laws or any Order currently in effect, (iv) require any filing with or Consent of any Person, or (v) result in, or require, the creation or imposition of, any Lien upon or with respect to the Equity Interests, as applicable, or any Lien upon the assets or properties of any Company.
Section 3.03Capitalization.
(a)Schedule 3.03(a) accurately sets forth, as of the Effective Date, (i) each Company, (ii) all of the authorized, issued and outstanding Equity Interests of each Company, all of which have been duly authorized, validly issued and are fully paid and non-assessable, were issued in compliance in all material respects with securities Applicable Laws and have not been issued in violation of any statutory preemptive or similar rights and (ii) the holders of such Equity Interests of each Company and the amounts of such Equity Interests of such Company held by such Person.  As of the Closing, the Equity Interests of each Company set forth on Schedule 3.03(a) are owned beneficially and of record, by Seller or the applicable Company or other applicable Subsidiary thereof as set forth on Schedule 3.03, free and clear of all Liens, other than federal and state securities restrictions under Applicable Laws, and Seller or such applicable Company or Subsidiary thereof has good, valid and marketable title to such Equity Interests of such Person.
(b)Except for this Agreement, there are no outstanding or authorized (i) options, warrants, other equity equivalents, contracts, pledges, calls, puts, subscription rights, exchange rights, conversion rights, or other rights of any nature, including any rights to purchase, obtain or acquire or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, any Equity Interests of any Company, or any other securities of any Company, or (ii) obligations of any Company to repurchase, redeem or otherwise acquire any securities referred to in clause (i) above.  There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to any Company.  At the Closing, Purchaser shall receive all the Interests free and clear of all Liens.  There are no voting trusts, voting agreements, proxies or other agreements, commitments or understandings to which any Company is a party or is bound relating to any Company’s Equity Interests or any rights or interests exercisable therefor.

(c)Except for the Companies listed on Schedule 3.03(a), no Company holds any Equity Interests in or controls (directly or indirectly, through the ownership of Equity Interests, by contract, by proxy, alone or in combination with others, or otherwise) any corporation, limited liability company, partnership, business organization or other Person.  No Company has any obligation, contingent or otherwise, to purchase or otherwise acquire any Equity Interests of any other Person or make any investment in (in the form of a loan, capital contribution or otherwise) or provide any guarantee with respect to the obligations of, any Person.
Section 3.04Financial Statements.
(a)Attached hereto as Schedule 3.04(a) are the combined balance sheet, statements of income, cash flow and changes in equity holders capital of the Companies for the twelve (12)-month periods ended December 31, 2023, December 31, 2024, and December 31, 2025, in each case including the notes thereto (collectively, the “Financial Statements”); and
(b)Except as set forth on Schedule 3.04(b), the Financial Statements were prepared in accordance with GAAP, reflect the consistent application of accounting principles throughout the periods involved, and fairly present, in all material respects, the financial position and results of operations of the Companies as of the respective dates thereof and for the periods then ended.  The Financial Statements have been prepared from the books and records of the Companies, which books and records are accurate and complete in all material respects.  The Companies are consolidated subsidiaries of Helix, and the financial results and position of the Companies are included within Helix’s audited consolidated financial statements; however, the Companies do not maintain separate audited financial statements.  Except as described in the last two sentences of this Section 3.04(b) with respect to income Taxes, the Financial Statements are derived from and consistent with the accounting records used in the preparation of Helix’s consolidated audited financial statements. The Financial Statements have been presented exclusive of any federal income Tax amounts.  The Companies are not subject to income Taxes, and although the results of the Companies affect Helix’s consolidated audited income Tax provisions, the Financial Statements do not reflect any allocation of the consolidated current and deferred Tax amounts to the Companies.
(c)Except as set forth on Schedule 3.04(c), there are no Liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise, of any Company, other than Liabilities that (i) are accrued or reserved against in the Financial Statements or disclosed in the respective notes thereto, (ii) have been incurred in the Ordinary Course of Business since the Latest Balance Sheet Date for the benefit of the Business or (iii) are not material either individually or in the aggregate.
(d)Except as set forth on Schedule 1.03(b), no Company has any outstanding Debt.  Except as set forth on Schedule 1.03(c), there are no Company Transaction Expenses as of the Effective Date.  Other than as described on Schedule 3.04(d), since the Latest Balance Sheet Date, there have not been any Related Party Transaction Payments.
Section 3.05Certain Developments.  Other than as described on Schedule 3.05, since the Latest Balance Sheet Date, the Business has been conducted in the Ordinary Course of Business and, there has not been, as of the Effective Date:

(a)any amendment to or modification of any Company’s Organizational Documents;
(b)any Material Adverse Effect, or any event, condition or contingency that could reasonably be expected to result in a Material Adverse Effect;
(c)(i) any change in salaries, sales commissions or other compensation of, or payment of any bonuses or extraordinary compensation to, any current or former director, manager, officer, employee, sales representative, consultant or equityholder of any Company, other than increases in salaries, sales commissions or other compensation or payments of bonuses or extraordinary compensation in the Ordinary Course of Business not in excess of five percent (5%) of such salaries, sales commission rates or other compensation in effect immediately prior to such increases or payment, or (ii) entry into any employment, severance, or similar agreement with any current or former director, manager, officer, employee, sales representative, consultant or equityholder of any Company;
(d)the creation, entry into or adoption of any new stock option, bonus payment, service award, pension, retirement, severance, savings, insurance, expense allowance or other plan or arrangement made to or with any of them;
(e)except as otherwise required by Applicable Laws, any amendment or modification of any of the Company Benefit Plans or entry into or adoption of any new Company Benefit Plan;
(f)any acquisition of any Equity Interests, assets or properties of any Person or any sale, assignment, lease, transfer, license, abandonment or other disposition by any Company of any interest in the assets or properties of any Company, excluding: (i) replaced or obsolete assets, and (ii) assets acquired, leased, transferred, or sold in the Ordinary Course of Business having a book value not in excess of $25,000.00 (excluding any capital expenditures);
(g)the commencement of any Proceeding that would reasonably be expected to materially affect any Company, the Business or the assets or properties of any Company;
(h)any settlement, cancellation, compromise, waiver or release of any Proceeding relating to any Company, the Business or its assets or properties;
(i)any damage, destruction or other casualty loss, whether or not covered by insurance, affecting any of the assets or properties of any Company, or any write-off or write-down, or any determination to write-off or write-down any of the assets or properties of any Company, in an amount exceeding $50,000.00 individually or $100,000.00 in the aggregate;
(j)any material change in accounting or Tax methods, principles or practices, any change in any Company’s reserve or accrual amounts or policies, any change in any Company’s depreciation or amortization policies or previously adopted rates, or written-off as uncollectible any Accounts Receivables, or any material re-evaluation of any assets for financial statement purposes (including, without limitation, any material writing down of the value of any material property, investment or assets);

(k)any material change in working capital practices of any Company, including acceleration of any collections of Cash or Accounts Receivables or deferred or delayed payments or failed to make timely accruals, including with respect to accounts payable and Liabilities incurred in the Ordinary Course of Business;
(l)(i) any amendment of any Tax Return or settlement or compromise of any federal, state, local or foreign Tax Liability or entry into any agreement or preliminary settlement concerning Taxes; (ii) any Tax election except elections made in connection with Tax Returns filed for any Pre-Closing Date Tax Period; or (iii) any filing of a waiver extending the statutory period for assessment or reassessment of Taxes or any other waiver of restrictions on assessment or collection of any Taxes;
(m)any entry into, material amendment, modification, termination or receipt of notice of termination, granting, waiver or giving of any consent, receipt of any waiver, consent or variance, with respect to any Material Contract;
(n)any modification or amendment of any current Debt arrangement between any Company and its lenders, any prepayment or advance of Debt or any incurrence, guarantee or assumption of Debt;
(o)any Lien placed on the Equity Interests, or, other than Permitted Liens not granted by any Company, any Liens placed on the assets or properties of any Company;
(p)any incurrence or commitment by any Company to incur any capital expenditures in excess of $50,000.00 individually or $100,000.00 in the aggregate, except as needed to address emergency business needs, except such capital expenditures related to the drydocking of the Hedron;
(q)(i) issuance of any Equity Interests of any Company or issued or granted any option, warrant, registration right, convertible security or other right to acquire or sell any Equity Interests of any Company, (ii) retirement, redemption, purchase, repurchase, withdrawal or other acquisition of any of the Equity Interests of any Company (including the purchase of warrants, rights, or other options to acquire such interests), or (iii) declaration or payment of any dividends or any distributions or other payments with respect to any of the Equity Interests of any Company; or
(r)any agreement by any Company or Seller to do any of the foregoing.
Section 3.06Real Property.
(a)Schedule 3.06(a) contains a complete list of all real property owned in fee simple by any Company (the “Owned Real Property”), including the legal description of the Owned Real Property and the name of the applicable Company that is the record owner of such Owned Real Property, which such Company owns good and marketable title to such Owned Real Property, subject only to the Permitted Liens.
(b)Schedule 3.06(b) sets forth a true and complete list, by street address or other location information, together with the name of the applicable Company lessee thereunder,

of each parcel of Leased Real Property, together with a list of each lease, sublease, license or other agreement creating rights of the applicable Company in such Leased Real Property (collectively, the “Leases”) and all security deposits actually existing and held by the lessors thereunder.  The Owned Real Property and the Leased Real Property (collectively, the “Real Property”) constitute all of the land, buildings, structures, improvements or other interests and rights in real property currently used, occupied, or held for use in connection with the Business.
(c)Except as otherwise disclosed in Schedule 3.06(c): (i) each Company has a valid leasehold interest in and the right to quiet enjoyment of the Leased Real Property applicable to such Company, subject only to the Permitted Liens; (ii) no Company has received written notice of any violation of Applicable Laws with respect to its Real Property; (iii) each Lease covering the Leased Real Property is in full force and effect and is a legal, valid and binding agreement enforceable in accordance with its terms against the applicable Company party thereto and, to the Knowledge of Seller, each other Person that is a party thereto; (iv) neither the applicable Company party thereto nor, to the Knowledge of Seller, any other party to any Lease, is in breach or default, and no event has occurred that, with notice or lapse of time, or both, would constitute such a breach or default by the applicable Company party thereto or otherwise permit termination, modification or acceleration under such Lease; (v) no Company owes any brokerage commission with respect to any of its Leased Real Property; (vi) no Company has assigned, transferred, conveyed, mortgaged, pledged, deeded in trust or encumbered any interest in the Leases; (vii) each applicable Company has rights of ingress and egress with respect to its Real Property, subject only to the Permitted Liens, and all buildings, structures, facilities, fixtures and other improvements thereon sufficient to conduct the Business (as the same was conducted immediately prior to the Closing) after the Closing; (viii) (A) with respect to the Owned Real Property, and (B) to the Knowledge of Seller, with respect to each other parcel of Real Property, there are no pending or threatened Proceedings (or any basis therefor) relating to such Real Property or other matters which would have a material adverse effect on the current use, occupancy, or value thereof and all facilities on such Real Property have received all Permits required in connection with the operation the Business (as the same was conducted immediately prior to the Closing) after the Closing; (ix) (A) with respect to the Owned Real Property, and (B) to the Knowledge of Seller, with respect to each other parcel of Real Property, such Real Property is not subject to any rights-of-way, use restrictions, flood-zone designations, easements, reservations or other limitations which could reasonably be expected to restrict Purchaser from conducting the Business (as the same was conducted immediately prior to the Closing) after the Closing; and (x) (A) with respect to the Owned Real Property, and (B) to the Knowledge of Seller, with respect to each other parcel of Real Property, none of such Real Property, including buildings, structures, facilities, fixtures or other improvements thereon, or the current use thereof, contravenes or violates any building or zoning laws or ordinances, or any administrative, occupational safety and health or other Applicable Law, in each case, in any material respect (whether or not permitted on the basis of prior nonconforming use, waiver or variance).
(d)Seller has delivered or made available to Purchaser prior to the execution of this Agreement true, correct and complete copies of the Leases with respect to each parcel of Leased Real Property and the vesting deeds with respect to each parcel of Owned Real Property, and of the following, to the extent in the possession of Seller: deeds, leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys, easements, licenses, rights-of-way, restrictions and similar documents, and all amendments thereof, with respect to its Real Property.
(e)Except as set forth on Schedule 3.06(e), there are no tenants, subtenants, licensees or concessionaires pursuant to any oral or written lease agreements, sublease agreements, license agreements or concession agreements, as applicable, or, to the Knowledge of Seller, other parties in possession, of any of the Real Property and no Person has any option or right to use or occupy or to purchase, or holds any right of first refusal or right of first offer to use or occupy or to purchase, such Real Property.
(f)The improvements on the Owned Real Property (i) are in good operating condition (ordinary wear and tear excepted) without structural defects and do not require any material repair or replacement; and (ii) have been constructed and are being occupied, maintained, and operated in material compliance with all Applicable Laws, insurance requirements, Contracts, leases, Permits, restrictions, building setback lines, covenants, reservations, and easements, and no Company has received any notice, written or, to the Knowledge of Seller, oral, claiming any violation of any of the same or requesting or requiring the performance of any repairs, alterations, or other work in order to so comply.  No portion of any improvements on the Owned Real Property materially encroach onto neighboring properties and no improvements from neighboring properties materially encroach onto any portion of such Real Property.  None of the Owned Real Property nor any portion thereof is classified as “wetlands” as defined in the Clean Water Act (33 U.S.C. §1251 et seq.), as amended, and related regulations, as amended, or is subject to federal regulation thereunder or any corresponding or similar provision of state, local or foreign Applicable Law.  Each parcel of Real Property has adequate utilities of a capacity and condition to serve adequately the Business as presently conducted and as historically conducted during the twenty-four (24) month period immediately preceding the Closing Date.
(g)Schedule 3.06(g) sets forth: (i) all real properties currently or formerly owned, leased, operated, or otherwise used by any Company or any Predecessor in connection with the Business since the Lookback Date or, to the Actual Knowledge of Seller, prior thereto, together with the respective dates of such ownership, lease, operation, or use and (ii) to the Actual Knowledge of Seller, all Predecessors.
Section 3.07Title, Condition and Sufficiency of Assets.
(a)Each Company is the sole and exclusive owner of, and has good, valid and marketable title to all of the assets and properties of such Company (whether real, personal, tangible or intangible) which are reflected as owned by it in the Financial Statements (and not disposed of in the Ordinary Course of Business since the respective dates thereof) or, if acquired since the Latest Balance Sheet Date reflected as owned in the books and records of such Company, or a valid leasehold or other contractual interest in all of its leased assets, free and clear of all Liens (except for Permitted Liens), and is exclusively entitled to possess and dispose of the same.  There are no outstanding agreements or options to sell which grant to any Person the right to purchase or otherwise acquire any of such assets or properties.
(b)Except as set forth on Schedule 3.07(b), the buildings, plants, structures, motor vehicles, equipment and other tangible personal property comprising the assets and properties of the Companies (other than the Vessels) (i) are in a state of sufficient operating condition and repair to allow for the operation of the Business in the Ordinary Course of Business, subject to ordinary wear and tear, (ii) conform with all Applicable Laws, and (iii) are adequate for the uses to which they are being put. Except as set forth on Schedule 3.07(b), the assets and properties owned or leased by the Companies constitute all of the assets and properties, tangible and intangible, of any nature whatsoever, necessary or required for the continued conduct of the Business by Purchaser in substantially the same manner as presently conducted.
(c)Schedule 3.07(c) sets forth a true, correct, and complete list of all vessels owned, chartered, or operated by the Companies as of the date hereof (the “Vessels”).  Except as set forth on Schedule 3.07(c), there are no vessels owned, chartered, or operated by the Companies other than the Vessels.  Except as set forth on Schedule 3.07(c), no Vessel has any maintenance, mechanical, or structural issues that would, individually or in the aggregate, require expenditure of more than twenty-five percent (25%) of the insured value of such Vessel as set forth in Schedule 3.07(c) to return it to serviceable condition and in compliance in all material respects with applicable class and regulatory requirements.  Except as set forth on Schedule 3.07(c)(i), each Vessel of the Companies is classed with a recognized classification society acceptable to the applicable flag state and  is free of any outstanding conditions of class, recommendations, or memoranda that would reasonably be expected to materially impair the safe or lawful operation of such Vessel.  With the exception of the representations and warranties expressly set forth in this Section 3.07(c), Seller makes no warranties of any sort whatsoever with respect to the physical condition of such Vessels.
(d)Except as set forth on Schedule 3.07(d), with respect to the Hedron, since the commencement of the current drydock, neither Seller nor any Company has made, approved, or authorized, and no Person acting on their behalf has made, approved, or authorized, any design, engineering, or functionality changes to the specifications of the Hedron, including any changes that would reasonably be expected to affect the Hedron’s class, regulatory compliance, operational capabilities, performance characteristics, or intended use, other than repairs, maintenance, or replacements performed in the ordinary course of drydock consistent with prudent industry practice and the existing approved scope of work.
(e)Schedule 3.07(e) sets forth a list, as of the Closing Date, of all currently anticipated drydocks scheduled for 2026 with respect to each Vessel, including for each such drydock: (i) the name and official number of the applicable Vessel; and (ii) the currently anticipated commencement date for such drydock.
Section 3.08Taxes.  Except as set forth on Schedule 3.08:
(a)All Tax Returns required to be filed by or with respect to each Company have been filed, and each such Tax Return was correct and complete in all material respects.  All Taxes due and owing by or with respect to each Company (whether or not shown on any Tax Returns) have been paid in full and adequate reserves for payment have been established for all accrued and unpaid Taxes of each such Company in accordance with GAAP.  All Tax withholding and deposit requirements imposed on each Company have been satisfied in full.  There are no Liens for Taxes on any of the assets of any Company (other than statutory Liens for current Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings).
(b)No Company nor Seller has granted (or is subject to) any waiver or extension that is currently in effect with respect to any period of limitations for the assessment or payment of any Tax or with respect to the filing of any Tax Return.
(c)There are no claims or Proceedings pending or threatened in writing or, to the Knowledge of Seller, otherwise threatened, against any Company (or Seller) with respect to any Tax or Tax Returns relating to or otherwise affecting any such Company, and no assessment, deficiency or adjustment for Taxes has been asserted by any Governmental Entity against any Company or otherwise that has not been finally resolved and satisfied.
(d)No outstanding claim, assessment or deficiency against or affecting any Company for any Taxes has been asserted by any Governmental Entity.
(e)There is no existing Tax sharing agreement (other than any agreement entered into in the ordinary course of business and not primarily concerning Taxes) that will require that any payment be made relating to or which otherwise affects the assets of any Company on or after the Closing Date.
(f)No written or oral claim has been made by any Governmental Entity in a jurisdiction where any Company does not file a Tax Return that it or its assets are or may be subject to taxation in that jurisdiction.
(g)Each Company (and Seller as it relates to the Companies) has complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Section 1441 and 1442 of the Code, as amended or similar provisions under any foreign Applicable Laws) and has, within the time and the manner prescribed by Applicable Laws, withheld and paid over to the appropriate Governmental Entity all such amounts required to be so withheld and paid over under all Applicable Laws in connection with such amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.
(h)None of the assets of any Company (i) secures any Debt the interest on which is tax-exempt under Section 103(a) of the Code, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, (iv) is “limited use property” within the meaning of Revenue Procedure 2001-28 or (v) will be treated as owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Code.
(i)Each Company is and has been at all times since the Lookback Date treated as either a partnership or “disregarded entity” for U.S. federal income Tax purposes.  None of the property of any Company is subject to any tax partnership agreement or is otherwise treated, or required to be treated under Applicable Laws, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code. Immediately prior to the Closing, Holdings is treated as disregarded entity for U.S. federal income Tax purposes.

(j)Each Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  No Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was another Company or Seller) and (ii) has any Liability for the Taxes of any Person (other than another Company or Seller) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Applicable Laws), as a transferee or successor, by contract, or otherwise.
(k)No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) material change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Applicable Laws) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) the cash method of accounting or long-term contract method of accounting utilized prior to the Closing.
(l)No Company, or Seller as it relates to any Company, has been a party to any “reportable transactions” as defined in the Treasury Regulations.
(m)Seller has made available to Purchaser correct and complete copies, in each case, as filed with the applicable Tax Governmental Entity, of all federal income and other material Tax Returns filed with respect to each Company for taxable periods ending on or after December 31, 2022, and all examination reports, and statements of deficiencies assessed against or agreed to by any Company with respect to such taxable periods.
(n)[Intentionally Omitted].
(o)No Company is currently subject to Tax in any jurisdiction, other than the jurisdiction in which it is organized or currently files Tax Returns, by virtue of having, or being deemed to have, employees, a permanent establishment, fixed place of business or similar presence. All related party transactions involving any Company have been conducted in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other state, local or foreign Law. No Company owns, directly, indirectly or constructively, any interest in any “controlled foreign corporation” (as defined in Section 957 of the Code), or “passive foreign investment company” (as defined in Section 1297 of the Code). No Company has any outstanding liability for Taxes pursuant to Section 965 of the Code, including as a result of making an election pursuant to Section 965(h) of the Code.
(p)Each Company has complied in all material respects with its filing and remittance obligations with respect to escheat, abandoned or unclaimed property under Applicable Laws.
Section 3.09Material Contracts.

(a)Schedule 3.09(a) sets forth a true and complete list of all of the following Contracts to which any Company is a party or is otherwise bound, that are used in the Business or by which the assets or properties of any Company are bound, and which are currently in effect, including, without limitation, the following (collectively, the “Material Contracts”) (with such Schedule 3.09(a) being partitioned into subsections corresponding to the particular subsections of this Section 3.09(a) to which each such disclosure applies):
(i)each Contract which by its terms calls for aggregate payments by or to any Company under such Contract of $100,000.00 or more (other than Contracts that, as of the Closing Date, have been fulfilled or completed);
(ii)each lease (whether of real or personal property), including all capitalized lease obligations, operating leases, bareboat charters, and all Leases disclosed or required to be disclosed on Schedule 3.06(b);
(iii)each collective bargaining agreement, memorandum of understanding or other agreement with any labor union;
(iv)each Contract relating to the issuance, securing or guaranty of any Debt (including performance, suretyship and other bonds and, in any case, whether incurred, assumed, guaranteed or secured by any asset) or relating to the granting by any Company of a Lien (other than Permitted Liens that were granted by a Company) on any of the Equity Interests or material assets of any Company;
(v)any Contract containing covenants that (A) restrict any Company’s ability to freely engage in any line of business, offer products or services in a geographic region or compete with any Person or hire any Person, (B) restrict any Person from competing with any Company or soliciting employees or customers from any Company, (C) require any Person to purchase or sell a stated portion of its requirements or output from or to another Person, (D) grant “most favored nation” status to any Person, or (E) imposes any exclusivity obligation with respect to any Company’s material sale or purchase of goods or services;
(vi)other than the Organizational Documents of any Company, each Contract relating to the formation, creation, operation, management or control of a joint venture, strategic alliance, partnership or other similar agreement or arrangement;
(vii)each Contract between Related Parties;
(viii)each Contract providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, including Contracts for the payment of Company Transaction Expenses;
(ix)each Contract providing for severance, change in control or other similar payments;
(x)each Contract providing for payments to or by any Person, including sales agents and purchasing agents, based on sales, purchases or profits, other than direct payments for goods, in each case involving an amount in excess of $100,000.00;

(xi)each Contract for the employment of any individual on a full-time, part-time, or consulting basis;
(xii)each Contract pursuant to which any third party has rights to own or use any material asset of any Company, including each Contract affecting the ownership of or use of any of the Company Intellectual Property;
(xiii)each Vessel charter Contract or other charter arrangements, Vessel sharing or management Contracts (including for commercial, technical, crew and other management services);
(xiv)each research and development Contract, and other development and cooperation Contracts;
(xv)each newbuild, shipbuilding or shipyard Contract for any upgrades or repair and maintenance of any Vessel of any Company involving expenditures of $100,000.00 or more, including any refund guarantees;
(xvi)each Contract with the United States Maritime Administration;
(xvii)each futures Contract or other Contract relating to hedging or derivatives;
(xviii)each license, franchise or similar Contract;
(xix)any Contract relating to any settlement of any Proceeding that was pending against or asserted by any Company at any time during the last two (2) years;
(xx)each Contract that contains a right of first refusal, first offer, option to purchase, or other similar right with respect to any of the assets or the Equity Interests of any Company, including the Interests;
(xxi)each Contract relating to the acquisition or disposition of any business (whether by merger, sale of Equity Interests, sale of assets or otherwise); and
(xxii)each Contract, the primary purpose of which is to provide a warranty, guaranty, or indemnity to or for any Person.
(b)Seller has made available true, correct and complete copies of the Material Contracts to Purchaser, in each case, including all exhibits, schedules, annexes, appendices, amendments, restatements, extensions, supplements or other modifications thereto.  Except as set forth on Schedule 3.09(b), (i) the applicable Company party thereto is not, and, to the Knowledge of Seller, none of the other parties thereto is, in default under any Material Contract, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the applicable Company party thereto or, to the Knowledge of Seller, any other party thereto under any such Material Contract, and (ii) each of the Material Contracts is valid and binding on the applicable Company party thereto and, to the Knowledge of Seller, on each other party thereto, enforceable in accordance with its respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.  Except as set forth on Schedule 3.09(b), no Company has given to or received from any other Person, at any time since the Latest Balance Sheet Date any notice or other communication (whether written or, to the Knowledge of Seller, oral) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract.
Section 3.10Intellectual Property.
(a)Identification of Intellectual Property.
(i)Schedule 3.10(a)(i) sets forth an accurate and complete list and summary description of all Registered Company Intellectual Property.  Schedule 3.10(a)(i) accurately identifies (A) each item of Intellectual Property registered (or as to which an application for registration has been filed) with a Government Entity in which any Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise) (collectively, “Registered Company Intellectual Property”); (B) the jurisdiction in which such item of Registered Company Intellectual Property was registered or filed and the applicable registration or serial number; (C) any other Person that has an ownership interest in such item of Registered Company Intellectual Property and the nature of such ownership interest; and (D) each product or service that embodies, utilizes, or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered Company Intellectual Property.  Seller has provided to Purchaser complete and accurate copies of all applications, correspondence, and other material documents related to each such item of Registered Company Intellectual Property.
(ii)Schedule 3.10(a)(ii) accurately identifies and describes each proprietary product or service developed, marketed, provided, licensed, sold, or used by any Company at any time, including products or services currently under development by or for any Company.
(iii)Schedule 3.10(a)(iii) accurately identifies all Contracts pursuant to which Intellectual Property is licensed to any Company (other than any non-customized Software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (B) is not incorporated into or distributed with any Company’s products or services and (C) is generally available on standard terms for less than $250 per user).
(iv)Schedule 3.10(a)(iv) accurately identifies each Company Intellectual Property Contract.  Except as set forth on Schedule 3.10(a)(iv), no Company is bound by, and no Company Intellectual Property is subject to, any contract containing any covenant or other provision that in any way limits or restricts the ability of any Company to use, exploit, alienate, assert, or enforce any Company Intellectual Property anywhere in the world.
(v)Schedule 3.10(a)(v) sets forth an accurate and complete list of all Internet domain names used by any Company (collectively, the “Domain Names”) and their expiration dates and all other Internet Assets.  Each Company has a current registration of each Domain Name and the right to continue to conduct under the Domain Names the business of each such Company in the manner in which such business is presently being, and presently proposed to be, conducted by such Company.
(b)Other Intellectual Property Matters.
(i)Each Company has (i) paid all maintenance, renewal or similar fees, costs and charges required by any applicable Governmental Entity to maintain the Registered Company Intellectual Property; and (ii) filed responses to all actions from applicable Governmental Entities, in each case that have become due relating to the Registered Company Intellectual Property.  Each Company has taken commercially reasonable steps to maintain in confidence all Trade Secrets and other material confidential information, including Source Code, that it owns or uses (“Company Confidential Information”).  All use by and disclosure of Company Confidential Information has been pursuant to the terms of valid and binding written confidentiality and non-use agreements.
(ii)Each Person who is or was an employee or contractor of any Company or any third party, including customers of any Company, whose responsibilities include the creation or development of any Company Intellectual Property has signed and delivered (and to the Knowledge of Seller, is in compliance with) a valid, enforceable agreement containing an unqualified, irrevocable assignment of all rights of such Person thereto to the applicable Company and confidentiality provisions protecting the Company Confidential Information.  No current or former stockholder, officer, director, employee, contractor, agent, or customer of any Company has any claim, right (whether or not currently exercisable), or interest to or in any Company Intellectual Property.
(iii)All Registered Company Intellectual Property is valid, subsisting and enforceable. To the Knowledge of Seller, each U.S. patent application and U.S. patent in which any Company has or purports to have an ownership interest was filed within one (1) year of a printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent.
(iv)Each Company has implemented backup and disaster recovery arrangements with respect to the continued operation of the Business in the event of a disaster or business interruption that meet good industry practices as set forth in Schedule 3.10(b)(iv).
(v)No Company stores or maintains Personal Information received via its website, except in a manner that provides safe and secure storage and protection of such Personal Information.
(c)Intellectual Property Infringement and Liability.
(i)To the Knowledge of Seller, no Person, including, without limitation, any employee (or former employee) or contractor (or former contractor) of any Company, has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Company Intellectual Property.  Schedule 3.10(c)(i) accurately identifies (and Seller has provided to Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any Company or any of its representatives regarding any actual, alleged or suspected infringement or misappropriation of any Company Intellectual Property or breach of any license, sublicense or agreement involving Company Intellectual Property, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.
(ii)No Company has infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating (directly, contributorily, by inducement or otherwise), any Intellectual Property right of any other Person.
Section 3.11Litigation; Proceedings.  Except as set forth on Schedule 3.11, (a) there is no Proceeding pending or, to the Knowledge of Seller, threatened against Seller, any Company, any of its assets or the Business, (b) to the Knowledge of Seller, there are no claims, facts, conditions or circumstances that could reasonably be expected to give rise to a Proceeding that would be required to be disclosed pursuant to subclause (a) of this Section 3.11, and (c) there are no Orders outstanding against or, to the Knowledge of Seller, threatened against, Seller, any Company or otherwise affecting or relating to its assets or the Business.
Section 3.12Employee Benefit Plans.
(a)Schedule 3.12(a) of the Disclosure Schedule lists all material Company Benefit Plans and Seller Benefit Plans. With respect to each material Company Benefit Plan, Seller has provided or made available to Purchaser (i) true and complete copies of each Benefit Plan listed on Schedule 3.12(a) and amendments thereto (or, if not written, a summary of its terms), (ii) all related trust agreement, certificate of insurance, evidence of coverage or other funding arrangement, including, but not limited to, insurance contracts, (iii) the most recent IRS determination letter, or, for a plan maintained pursuant to a prototype or volume submitter document, opinion or advisory letter, if applicable, (iv) each summary plan description, summary of material modification and other material written communication (or a description of any material oral communications) by any Company to its employees concerning the benefits provided under such Company Benefit Plans, (v) the most recent financial statements, prepared actuarial report, annual non-discrimination testing for the last three (3) plan years and last three (3) Form 5500 annual reports (including attached schedules), (vi) documentation related to compliance with the Patient Protection and Affordable Care Act (the “Affordable Care Act”), including copies of the summary of benefits and coverage documents, a description of which look-back measurement periods and corresponding stability periods are utilized by each Company to determine eligibility for the group health plan (if any), and a description of which affordability safe harbor(s) are utilized by any such Company (if any) to prove affordability of the group health plan coverage offered, (vii) any correspondence between Company and any Governmental Entity in connection with the registration, qualification or compliance of each Company Benefit Plan, including any filings or applications under the IRS’ Voluntary Correction Program or the Department of Labor’s Delinquent Filer Voluntary Compliance Program or the Voluntary Fiduciary Correction Program and (viii) if applicable, copies of any trust Contracts, custodial Contracts, service provider Contracts and similar Contracts. Seller has made available to Purchaser the aggregate cost of the provision of the Seller Benefit Plans with respect to the participation of the Company Workers.
(b)Neither any Company nor any of its ERISA Affiliates has ever maintained, established, sponsored, participated in or contributed to or had  any Liability (including any contingent Liability under Section 4204 of ERISA) with respect to any “pension plan” within the meaning of Section 3(2) of ERISA or any Benefit Plan subject to Title IV of ERISA or Sections 412 or 430 of the Code, including any multiemployer plan defined as such in Section 3(37) of ERISA (“Multiemployer Plan”), covering employees (or former employees) employed in the United States.
(c)Each Company and the Company’s respective ERISA Affiliates have never maintained, contributed to, been required to contribute to, or incurred withdrawal liability (within the meaning of Section 4201 of ERISA) to, any arrangement that is: (i) a Multiemployer Plan; (ii) subject to Title IV of ERISA; (iii) a “multiple employer welfare arrangement,” as defined in ERISA Section 3(40) or (iv) a “multiple employer plan” within the meaning of Section 413(c) of the Code.
(d)Except as set forth in Schedule 3.12(d), each Company Benefit Plan is now and since the Lookback Date and, to the Knowledge of the Seller, during the Pre-Lookback Period, each Company Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code
(e)Each Company and the Company’s respective ERISA Affiliates have at all relevant times properly classified each provider of services to the Company or the Company’s respective ERISA Affiliates as an employee, independent contractor or partner, as the case may be, for all purposes relating to each Company Benefit Plan for which such classification could be relevant, and no such provider has been improperly excluded from participation in any Company Benefit Plan.
(f)No Company Benefit Plan is intended to satisfy the provisions of Section 401(a) of the Code. For each Seller Benefit Plan that is intended to satisfy the provisions of Section 401(a) of the Code: (i) the applicable Company has obtained a favorable determination letter or, for a prototype or volume submitter plan, opinion or advisory letter, from the IRS to such effect, (ii) to the Knowledge of the Seller, none of the determination letters, or opinion or advisory letters, has been revoked by the IRS, (iii) the IRS has not given any indication to any such Company that it intends to revoke any such determination letter, and (iv) to the Knowledge of the Seller,  no event has occurred and no condition exists which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.
(g)For each Company Benefit Plan which is a “group health plan” within the meaning of Section 5000(b)(1) of the Code, each Company has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.
(h)All contributions to, and payments from, the Company Benefit Plans which are required to have been made by each Company or any of its ERISA Affiliates with respect to any period ending on or before the Closing Date, in accordance with such Company Benefit Plans, have been timely made. There is no litigation, administrative, or arbitration proceeding or other dispute pending or threatened (other than routine claims for benefits) that involves any Company

Benefit Plan that could reasonably be expected to result in any liability to the Companies. No Company Benefit Plan is under audit or investigation by the Internal Revenue Service, the Department of Labor, or the Pension Benefit Guaranty Corporation, and no audit or investigation of any Company Benefit Plan is pending or threatened.
(i)There have been no prohibited transactions, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Benefit Plan, other than any such transactions that are covered by a statutory or administrative exemption, which could result in any material liability to the Company.
(j)Except as set forth on Schedule 3.12(j), no Company Benefit Plan or Seller Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of any Company or any of its ERISA Affiliates beyond their retirement or other termination of service (other than the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law governing health care continuation coverage), and neither any Company nor any of its ERISA Affiliates has any binding obligation to provide any employee or group of employees with any such benefits upon their retirement or termination of employment.
(k)Neither the execution and delivery by Seller of any Company nor the performance by any of Seller or any Company of this Agreement or the other Transaction Documents to which it is or will be a party nor the consummation of the transactions contemplated hereby or thereby will: (i) accelerate the time of payment or vesting, or increase the amount of compensation due any such director, officer or employee under any Company Benefit Plans, or Seller Benefit Plan (ii) result in any payments or benefits that will or may be made by any Company or any of its ERISA Affiliates being characterized as “excess parachute payments” under Section 280G of the Code. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) entitle any Person to any payment, forgiveness of Indebtedness, vesting, distribution, or increase in benefits under or with respect to any Company Benefit Plan or Seller Benefit Plan, or (ii) trigger any obligation to fund any Company Benefit Plan or Seller Benefit Plan.
(l)Each Company Benefit Plan (and any other program, or arrangement) of any Company that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Schedule 3.12(l).   Each plan, program, or arrangement (if any) identified on Schedule 3.12(l) has at all times been operated and maintained in good faith compliance with Section 409A of the Code and the Internal Revenue guidance issued thereunder. There is no agreement, plan, or other arrangement to which Company or Company’s respective ERISA Affiliates is a party or by which it is otherwise bound to compensate any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.
(m)With respect to each Company Benefit Plan that provides welfare benefits of the type described in Section 3(1) of ERISA, each such plan is in material compliance with the Affordable Care Act, including Section 4980H of the Code, if applicable.  Each Company complied in all material respects with the applicable requirements of the Affordable Care Act and the applicable regulations and guidance issued thereunder, including the (A) preparation and timely annual distribution of a summary of benefits and coverage document (and any required amendments thereto); (B) proper classification of all workers who are common-law employees within the meaning of the Affordable Care Act and Code Section 4980H; (C) timely offer of minimum essential coverage in satisfaction of the employer mandate; (D) timely and accurate filing of any required IRS Form 8928 to report any excise taxes owed under Code Section 4980D and timely payment of any such excise taxes; (E) timely and accurate filing of Forms 1094-C and 1095-C, as required by Code Section 6056; and (F) timely and accurate filing of IRS Form 720 to report and pay the Patient Centered Outcomes Research Institute trust fund tax imposed under Code Section 4376.  No Company has received a notice of assessment of penalties under Code Section 4980H from the IRS nor, to the Knowledge of Seller, are there circumstances under which such an assessment could be levied.
(n)Except as may be contemplated by the Transition Services Agreement and Section 6.01, no Company has or will have, as of the Closing, any Liability or obligation of any kind (whether accrued, contingent, or otherwise) with respect to any Seller Benefit Plan, including any obligation to fund, contribute to, or otherwise satisfy any costs, expenses, or claims arising under or in connection with any Seller Benefit Plan.
Section 3.13Compliance with Laws; Permits; Certain Payments.
(a)Except as set forth on Schedule 3.13(a), each Company is currently, and has been for the last five (5) years, in compliance with, and operating its Business and maintaining its assets in compliance with, all Applicable Laws in all material respects.  To the Knowledge of Seller, no event has occurred, and no condition exists, that would reasonably be expected to result (with or without notice or lapse of time) in a violation of any Applicable Law in any material respect.  No notice of any investigation or review by any Governmental Entity has been received by any Company or, to the Knowledge of Seller, is any such investigation or review pending or threatened, nor has any Governmental Entity indicated any intention to conduct the same.
(b)[Intentionally Omitted.]
(c)The Permits set forth on Schedule 3.13(c) constitute all of the Permits, including Environmental Permits, used or necessary for the lawful conduct of the Business as presently conducted by each Company.  Seller has made available to Purchaser true and complete copies of all such Permits.  Except as indicated on Schedule 3.13(c), each applicable Company owns or possesses all right, title and interest in and to all of such Permits.  Each such Permit is valid, binding and in full force and effect as to the applicable Company.  No Company is, and no Company has received any written notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such Permit and no Company has received any written notice that any such Permit will be revoked or issued, renewed, or modified on terms or conditions that are substantially different than those currently in effect.
(d)Each Company has implemented and maintains commercially reasonable physical, technical, and organizational safeguards designed to protect the integrity, availability, and security of its information technology systems and networks and to protect all confidential, personal, or proprietary data processed, stored, or transmitted by or on behalf of such Company, in accordance with applicable industry standards and all Applicable Laws. During the past five (5) years, no Company has experienced any data security breach, cybersecurity incident, or unauthorized access to or disclosure of personal information or data that has resulted in, or would reasonably be expected to result in, any material liability to any Company, and no Company has received any written notice of any such incident that remains unresolved.
(e)During the past five (5) years, the Companies and their respective Representatives, while acting on behalf of any Company, have conducted their businesses in compliance in all material respects with all Applicable Laws related to anti-corruption, and neither the Companies nor any such Representatives has, directly or indirectly, used any funds for unlawful contributions, gifts, entertainment, or other unlawful expenses; made, offered, authorized, or promised any unlawful payment or thing of value to any foreign or domestic Government Official or other Person; violated any Applicable Laws related to anti-corruption; established or maintained any unlawful or unrecorded fund or asset; made any false or fictitious entry in any book, record, or account; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or paid any fee, commission, or other amount that was not properly recorded in the accounting books and records of the applicable Company, in each case for the purpose of obtaining or retaining business or securing any improper advantage. The books, records, and accounts of each Company have been maintained in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of such Company in all material respects, and each Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are executed and recorded in accordance with Applicable Law.
(f)During the past five (5) years, each Company has complied, and is in compliance, in all material respects with all applicable economic sanctions, export control, and import Applicable Laws. During the past five (5) years, no Company has conducted any transaction or business, directly or indirectly, in violation of applicable sanctions or export control Applicable Laws involving (i) Cuba, Iran, North Korea, Sudan, Syria, the Crimea region of Ukraine, or Russia, or (ii) any individual or entity identified on any restricted party list maintained by the U.S. Government, including the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or the Denied Persons List, Unverified List, or Entity List administered by the U.S. Commerce Department’s Bureau of Industry and Security.  No Company has during the past five (5) years, and is not currently, the subject of any Proceeding, voluntary disclosure, investigation, prosecution, settlement, enforcement action, or other inquiry by any Governmental Entity relating to any applicable sanctions, export control, or import Laws.
Section 3.14Environmental Matters.  Except as set forth on Schedule 3.14:
(a)Each Company, including, to the Actual Knowledge of Seller, any Predecessor, and its properties and facilities (including properties and facilities currently and since the Lookback Date previously owned or leased), and ownership and operation of the Business and its assets and properties are, and, since the Lookback Date or, to the Actual Knowledge of Seller, at all times prior to the Lookback Date (such period, the “Pre-Lookback Period”) have been, in compliance with all applicable Environmental Requirements in all material respects, including with respect to obtaining and complying with the terms and conditions of all necessary Environmental Permits.

(b)Each Company currently possesses and, where applicable, has timely filed applications for renewal of, all Environmental Permits.
(c)The Companies have all environmental and pollution control equipment presently necessary to comply with all Environmental Requirements (including, without limitation, compliance with all applicable Environmental Permits), and the operation of the Business as presently conducted, and the Companies, and their respective facilities, locations and properties (including properties and facilities previously owned or leased) are, and since the Lookback Date or, to the Actual Knowledge of the Seller, during the Pre-Lookback Period, have been, in compliance with all terms and conditions of such Environmental Permits in all material respects.
(d)Regarding all Environmental Permits for which renewal, amendment, or modification is currently sought or pending, to the Knowledge of Seller, no material expenditures, capital improvements, or changes in operation will be necessary as a condition or because of such renewal, amendment, or modification.
(e)Since the Lookback Date or, to the Actual Knowledge of Seller, during the Pre-Lookback Period, and except as has been resolved, no Company has received or responded to any notice of any claim or demand, nor been the subject of, or subject to any Liability under any Proceeding, in each case regarding any Environmental Requirements, Environmental Permits or any other Environmental Matter, including any investigatory, remedial, monitoring or corrective obligation, relating to the operations and/or facilities of any Company or, to the Actual Knowledge of Seller, any Predecessor, the Business and/or the assets and properties of any Company, and, to the  Knowledge of Seller, no such claim, demand, or Proceeding is threatened, nor, to the Knowledge of Seller, is there any reasonable basis for any such claim, demand or Proceeding.
(f)In connection with the Business and/or the assets, facilities, locations and properties of the Companies, Seller has used commercially reasonable efforts to deliver or make available to Purchaser copies of any material non-privileged environmental reports or other non-privileged environmental documents produced by Seller or a third party for Seller, that are in Seller’s actual possession, and regarding or concerning the presence or Release of Hazardous Materials at any facility or property (whether currently or previously leased or owned),  non-compliance with Environmental Requirements or Environmental Permits, and any  Liabilities to Governmental Entities or Third Parties arising under any Environmental Requirements, including, without limitation, any Phase I or Phase II environmental site assessments of any property or facility owned, leased, or used in connection with the Business and/or the assets and properties of any Company since the Lookback Date.
(g)No Hazardous Materials have been Released by any Company or, to the Actual Knowledge of Seller, any Predecessor, or, to the Knowledge of Seller, are present on, or are migrating to or emanating from any current or former property or facility (whether owned, leased or operated) of the Companies or, to the Actual Knowledge of Seller, any Predecessor used in connection with the Business or on any other property as a result of the use or operation of the Business and/or the assets and properties of the Companies or, to the Actual Knowledge of Seller, any Predecessor, in each case at levels or concentrations which would (if known) require reporting by any Company to any Governmental Entity or investigation, remediation, monitoring or other response by any Company to comply with Environmental Requirements.
(h)There are no, nor since the Lookback Date or, to the Actual Knowledge of Seller, during the Pre-Lookback Period, have there ever been, underground storage tanks owned or operated by any Company located on or under any facility, location or property of any Company (including properties and facilities previously owned or leased by any Company or, to the Actual Knowledge of Seller, any Predecessor) for which a Company would reasonably be expect to incur obligations of investigation, remediation, monitoring or other response by any Company under Environmental Requirements.
(i)To the Knowledge of Seller, none of the Hazardous Materials generated from the Business or from any location, facility or property of any Company, or for which any Company has arranged for disposal, have been treated, stored, disposed of or released at a location that has been nominated or identified as a facility that is subject to an existing or potential claim under Environmental Requirements for which a Company reasonably could be expected to bear liability.
(j)Except for customary environmental covenants and indemnities in Contracts entered into in the Ordinary Course of Business, there are no present obligations, undertakings or Liabilities of Third Parties arising out of or relating to Environmental Requirements or the presence of Hazardous Materials which any Company or, to the Actual Knowledge of Seller, any Predecessor has agreed to, assumed or retained by Contract or operation of law.
Section 3.15Labor and Employment Matters.
(a)Seller has provided or made available to Purchaser a true and complete listing of all persons who are employees, including leased employees, officers, managers, directors, contractors or consultants of any Company (“Company Workers”) (including those Company Workers, if any, on sick leave, short-term or long-term disability, workers’ compensation, vacation, leave of absence or military leave of absence), including for each Company Workers, the following information: name, employer, date of hire, title or grade as of the date thereof, salary or rate of compensation as of the date thereof, normal work location, exempt or non-exempt status, and active or leave status.  Except for any Contract disclosed on Schedule 3.15(a), none of the Company Workers is a party to any written employment Contract, or written termination or severance agreement or similar Contract, and the employment or engagement of all such Company Workers is terminable at will unless otherwise provided by Applicable Law.
(b)Except as set forth on Schedule 3.15(b), (i) no labor union or other collective bargaining representative has been certified as the exclusive bargaining representative of any Company Workers with the Company, nor is any Company a party to or bound by any collective bargaining agreement, (ii) during the past three (3) years, no Company has experienced any strikes, work stoppages, slow-downs, picketing, or lock-outs, and (iii) to the Knowledge of Seller, there have not been, and currently are no, organizational effort being made or threatened by or on behalf of any labor union with respect to any Company Workers.

(c)Since the Lookback Date, no Company has incurred any Liability under, and each Company has complied in all respects with, the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder, and any similar state Applicable Laws (collectively, “WARN”), and no Company will incur any such Liability as a result of actions Seller or any Company has taken in connection with this Agreement at any time prior to or upon the Closing.  There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to any Company within the last six (6) months.   Set forth on Schedule 3.15(c) is a true, complete and accurate list, by Company, date and location, of all employees who have experienced “employment loss” (as defined under WARN) within the ninety (90) day period immediately prior to the Closing Date.
(d)Each Company is, and has since the Lookback Date been, in compliance in all material respects with all Applicable Laws and Orders regarding employment and employment practices, the terms and conditions of employment, non-discrimination, equal employment opportunity, affirmative action, collective bargaining, payment of social security, occupational safety and health, wages and hours, plant closing and workers compensation, including the Immigration Reform and Control Act, Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Americans with Disability Act, the Family and Medical Leave Act, the National Labor Relations Act, WARN, ERISA, the Code and any other Applicable Laws governing, touching upon or concerning the employment relationship.  No Company has engaged at any time during the past six (6) months, and no Company is currently engaging, in any unfair labor practice. There are not any pending or, to the Knowledge of Seller, threatened Proceedings alleging (i) breach of an employment contract (whether in fact, expressed or implied), (ii) a claim for workers’ compensation, (iii) any tort such as invasion of privacy, defamation, or intentional infliction of emotional distress, or (iv) any violation of any employment Applicable Laws, including the statutes and laws cited in this Section 3.15(d).  No Company is currently subject to any Proceedings or Orders from any Governmental Entity regarding employment and employment practices, the terms and conditions of employment, non-discrimination, equal employment opportunity, collective bargaining, payment of social security, occupational safety and health, wages and hours, plant closing, workers compensation, or any and all of the employment laws, regulations or statutes cited above.  Each Company is properly classifying, and has since the Lookback Date been properly classified, its employees and contractors under all Applicable Laws in all material respects.  Each Company has since the Lookback Date properly paid its employees and contractors all compensation, including all overtime, required by Applicable Laws.
(e)Since the Lookback Date, each Company has duly complied with, and its facilities, Business, assets, and property are in compliance with, the provisions of the federal Occupational Safety and Health Act, as amended (or any corresponding or similar provision of state, local or foreign Applicable Law) in all material respects.  Since the Lookback Date, there have been no and there are not any outstanding citations, notices, or orders of noncompliance under the federal Occupational Safety and Health Act, as amended (or any corresponding or similar provision of state, local or foreign Applicable Laws), relating to any Company, any of its assets or the Business.
(f)Each Company is, and has been since the Lookback Date, in compliance with all Applicable Laws relating to immigration in all material respects.  Each Company’s employees and contractors have verified their legal right to work in the applicable jurisdiction of their employment through documents consistent with Applicable Laws, including, with respect to the United States of America, through Form I-9s.
Section 3.16Insurance.
(a)Schedule 3.16(a) sets forth a true and complete list (including the names of the insurers and the names of the Persons to whom such policies have been issued) of (1) all current insurance policies and fidelity bonds covering the assets, Business, operations, employees, officers, directors and managers of any Company, each of which is in full force and effect and valid and binding on the applicable Company covered thereby, and (2) a description of any self-insurance arrangement, including any reserves established thereunder, which is in full force and effect and valid and binding on the applicable Company covered thereby.  All premiums with respect to such policies, which are required to have been paid, have been paid, and no notice of cancellation or termination has been received or given with respect to any such policy.  No Company has received any written notice of cancellation, non-renewal or termination in respect of any such policy or bond nor is any Company in default thereunder.  No Company has received notice that any insurer under any policy or bond referred to in Schedule 3.16(a) is denying liability with respect to an unresolved claim thereunder or defending such claim under a reservation of rights clause.  Each applicable Company has complied in all material respects with the terms and conditions of all such policies and bonds.  To the Knowledge of Seller, there is no threatened termination of, or premium increase with respect to, any of such policies or bonds.  Since the last renewal date of any insurance policy, there has not been any material adverse change in the relationship of any Company with its respective insurers or the premiums payable pursuant to such policies.  All policies of insurance to which any Company is a party or that provide coverage to any Company, taken together, provide adequate insurance coverage for the operations, assets and properties of such Company, for all risks normally insured against by a Person carrying on the same business or businesses as such Company in the same location and for all risks to which such Company is normally exposed, and are sufficient for material compliance with all Contracts of such Company.
(b)Schedule 3.16(b) sets forth, by year, for the current policy year and each of the three (3) preceding policy years: (i) a summary of the loss experience under each policy of insurance; (ii) a statement describing each claim under a policy of insurance for an amount in excess of the applicable policy deductible, which sets forth: (x) the name of the claimant; (y) a description of the policy by insurer, type of insurance and period of coverage; and (z) the amount and a brief description of the claim; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.
Section 3.17Significant Customers and Suppliers.
(a)Schedule 3.17(a) sets forth a true and correct list of (i) with respect to each of Alliance Energy Services, LLC, Alliance Offshore, LLC and Triton Diving Services, LLC, all customers who have made aggregate purchases in excess of $100,000.00 in products and/or services from any such Company in any of the calendar years 2024 or 2025, or first quarter 2026, and for each such customer, the aggregate dollar amount of purchases in each such period, and (ii) with respect to each other Company, the top ten (10) customers by dollar sales volume of each such Company in any of the calendar years 2024 or 2025, or first quarter 2026, and for each such customer, the aggregate dollar amount of purchases in each such period (each, a Material Customer” and, collectively, the ”Material Customers”).  Except as set forth on Schedule 3.17(a), no Material Customer has: (i) terminated, or communicated to any Company its intention to terminate, its relationship with any Company; or (ii) reduced substantially, or communicated to any Company its intention to reduce substantially, the quantity of products or services it purchases from any Company.  No Material Customer has given written notice or, to the Knowledge of Seller, other notice to any Company that it will cease to deal with any Company as a result of the consummation of the transactions contemplated hereby.
(b)Schedule 3.17(b) sets forth a true and correct list of (i) with respect to each of Alliance Energy Services, LLC, Alliance Offshore, LLC and Triton Diving Services, LLC, all vendors, providers, and suppliers from whom any such Company has made aggregate purchases in excess of $100,000.00 in equipment, supplies, products and/or services in any of the calendar years 2024 or 2025, or first quarter 2026, and for each such vendor, provider or supplier, the aggregate dollar amount of purchases in each such period, and (ii) with respect to each other Company, the top ten (10) vendors, providers or suppliers of each such Company by dollar volume of purchases in any of the calendar years 2024 and 2025, or first quarter 2026, and for each such vendor, provider or supplier, the aggregate dollar amount of purchases in each such period (each, a “Material Supplier” and, collectively, the ”Material Suppliers”).  No Material Supplier has: (i) terminated, or communicated to any Company its intention to terminate, its relationship with any Company; (ii) reduced substantially, or communicated to any Company its intention to reduce substantially, the quantity of products or services it sells to any Company; (iii) materially changed, or communicated to any Company its intention to materially change, the price or terms on which it sells products or services to any Company; or (iv) has given written notice or, to the Knowledge of Seller, other notice to any Company that it will cease to deal with any Company as a result of the consummation of the transactions contemplated hereby.
Section 3.18Affiliate Transactions.  Except (i) as set forth in Schedule 3.18 and (ii) for salaries and other employment-related benefits through the Closing Date in the Ordinary Course of Business: (a) there are no Related Party Balances, (b) neither Seller nor any of its Affiliates, nor any employee, officer, director, agent, or consultant thereof, provides or causes to be provided to any Company any assets, facilities, intellectual property, data, guarantees, letters of credit, indemnities, , insurance coverage or other credit support or financial accommodation of any kind, whether pursuant to a written agreement or informal arrangement, and (c) no Company provides or causes to be provided to Seller or any of its Affiliates, or to any employee, officer, director, agent, or consultant thereof, any assets, services, personnel, facilities, intellectual property, data, guarantees, letters of credit, indemnities, cash management services, treasury services, insurance coverage, tax sharing, cost-sharing or expense allocation arrangements, or other credit support or financial accommodation of any kind, whether pursuant to a written agreement or informal arrangement.  Except as set forth on Schedule 3.18, no Company is a party to, bound by, or subject to any Contract or arrangement (written or oral) with Seller or any of its Affiliates. Upon the Closing, the Companies will not be obligated to pay any fees, reimbursements, or other amounts to Seller or any of its Affiliates, and will not be entitled to receive any services, assets, or support from Seller or any of its Affiliates, in each case other than pursuant to this Agreement or any Transaction Document.

Section 3.19[Intentionally Omitted.]
Section 3.20Powers of Attorney; Bank Accounts.  Except as set forth on Schedule 3.20, no Company has any powers of attorney or comparable delegations of authority outstanding.  Schedule 3.20 sets forth the names and location of all banks, trust companies, savings and loan associations and other financial institutions with which any Company has accounts or safe-deposit boxes and the names of all persons authorized to draw thereon or have access thereto.
Section 3.21Broker’s or Finder’s Fee.  Neither any Company nor any of its representatives have incurred any Liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser or any of its Affiliates (including any Company following the Closing) would become liable or obligated.
Section 3.22Accounts Receivable.  Schedule 3.22 sets forth a true and complete schedule of the Accounts Receivable as of the Latest Balance Sheet Date, together with an accurate aging of the same.  All Accounts Receivable on the Financial Statements and all Accounts Receivable generated since the Financial Statements (net of any additional applicable reserves established since such date in the Ordinary Course of Business) represent valid obligations of the respective makers thereof, arising from sales actually made or services actually performed in the Ordinary Course of Business.  None of the Accounts Receivable are subject to defenses, offsets, contests or recovery in whole or in part by the Persons whose purchases gave rise to such Accounts Receivable or by third parties.
Section 3.23Accounts Payable.  All obligations to pay for goods or services that have been acquired on open account from suppliers and/or purchased on credit (“Accounts Payable”) as of the Latest Balance Sheet Date are described on Schedule 3.23.  There has been no material change since the Latest Balance Sheet Date in the amount of the Accounts Payable of any Company from that reflected in the Financial Statements.
Section 3.24Service Warranties.  Other than warranties set forth in any Company’s master services agreement with respect to services to be performed or provided by such Company, no Company has made any oral or written warranties or guarantees, or made a representation, with respect to the quality of, or absence of defects in, any services performed or provided, by any Company and no Company has any material Liability for replacement, re-performance, or repair of any services performed or provided, by any Company, or other damages in connection therewith.
Section 3.25Restricted Territory.  The Restricted Territory constitutes all parishes and counties in which the Company or any of its Subsidiaries (a) currently conducts a Competitive Business and (b) has conducted a Competitive Business since the Lookback Date.
ARTICLE 4
representations and warranties CONCERNING seller

Seller represents and warrants to Purchaser as follows:

Section 4.01Authorization; Noncontravention.

(a)Seller has all necessary authority and legal capacity to execute and deliver this Agreement and each of the Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder.  This Agreement and all other Transaction Documents to which Seller is or will be a party have been duly executed and delivered by Seller and (assuming that the Transaction Documents to which Purchaser is a party constitute the valid and binding obligations of Purchaser) constitute or will constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof or thereof, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.
(b)Except as set forth on Schedule 4.01(b), and other than compliance with such notifications to the NYSE as may be required by the rules of the NYSE and such filings as may be required under Applicable Laws relating to securities, the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is or will be a party do not and will not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with, or result in a breach or acceleration of or default under (with or without due notice or lapse of time or both), any Contract by which the Interests, or any of the assets or properties directly owned by Seller are bound, except in such cases where the conflict, breach, acceleration, or default would not reasonably be expected to have a Material Adverse Effect, (ii) contravene any Applicable Laws or any Order currently in effect in any material respect, (iii) require any filing with or Consent of any Person with respect to either the Interests or any of the assets or properties directly owned by Seller, or (iv) result in, or require, the creation or imposition of, any material  Lien upon or with respect to the assets or properties of Seller (including the Interests).
Section 4.02Litigation; Proceedings.  There is no Proceeding pending or, to the Knowledge of Seller, threatened against Seller, by or before any arbitrator or Governmental Entity that would materially and adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
Section 4.03Ownership.  As of the Closing, Seller holds of record and owns beneficially all of the Interests, free and clear of any Liens (other than such Liens that shall be released, waived or otherwise terminated in connection with the Closing or transfer restrictions arising under the Securities Act and state securities Applicable Laws).  Except as set forth on Schedule 4.03, Seller is not a party to any option, warrant, right, contract, call, pledge, put or other agreement or commitment providing for the disposition or acquisition of the Interests.  Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the Interests.
Section 4.04Insolvency.  Seller (a) is not insolvent, (b) is not in receivership or dissolution, (c) has not made any assignment for the benefit of creditors, (d) has not admitted in writing its inability to pay its debts as they mature, (e) has not been adjudicated bankrupt or (f) has not filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar Applicable Laws or statute of the United States or any state, nor has any such petition been filed against Seller.

Section 4.05Broker’s or Finder’s Fee.  Neither Seller nor any of its representatives have incurred any Liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser or any of its Affiliates (including any Company following the Closing) would become liable or obligated.
Section 4.06Independent Investigation.  Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Seller has relied solely upon its own investigation and the representations, warranties, covenants and obligations of Purchaser set forth in this Agreement; and (b) none of Purchaser or any other Person has made, nor has Seller relied upon, any representation or warranty as to Purchaser or any of its Affiliates, or this Agreement, except as expressly set forth in Article 5 of this Agreement.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES CONCERNING PURCHASER

Purchaser represents and warrants to the Seller as follows:

Section 5.01Due Organization; Qualification.  Purchaser is duly organized and validly existing under the laws of the jurisdiction of its formation.  Purchaser has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted and as presently proposed to be conducted by it.  Purchaser is duly qualified or licensed to transact business in each jurisdiction in which the nature of the business it is conducting, or the operation, ownership or leasing of its assets or properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets and properties of Purchaser, or on the ability of Purchaser to consummate the transactions contemplated by the Transaction Documents.
Section 5.02Authorization; Noncontravention.
(a)Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of the Transaction Documents to which Purchaser is or will be a party and the consummation by Purchaser of the transactions contemplated hereunder and thereunder have been duly authorized and approved by all necessary corporate action on the part of Purchaser.  This Agreement and all other Transaction Documents to which Purchaser is or will be a party has been duly executed and delivered by Purchaser and (assuming that the Transaction Documents to which Seller is a party constitute the valid and binding obligations of Seller), constitute or will constitute the valid and binding obligation of Purchaser, enforceable against it in accordance with the terms hereof or thereof, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.
(b)The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is or will be a party do not and will not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict in any material respect with any of the provisions of the Organizational Documents of Purchaser, in each case, as amended, (ii) conflict with, or result in a breach or acceleration of or default under (with or without due notice or lapse of time or both), any Contract to which Purchaser is a party or by which Purchaser or any of its assets are bound, except in such cases where the conflict, breach, acceleration, or default would not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets and properties of Purchaser, or the ability of Purchaser to consummate the transactions contemplated by this Agreement, or (iii) contravene in any material respect any Applicable Laws or any Order currently in effect (although to the extent relevant, Purchaser in making such representation is relying on Seller’s representations set forth in this Agreement regarding Accounts Payable and Accounts Receivable), (iv) require any filing with or Consent of any Person, or (v) result in, or require, the creation or imposition of, any Lien upon or with respect to the assets or properties of Purchaser.
Section 5.03Litigation; Proceedings.  There is no Proceeding pending or, to the Knowledge of Purchaser, threatened against Purchaser, by or before any arbitrator or Governmental Entity that would materially and adversely affect Purchaser’s ability to consummate the transactions contemplated by the Transaction Documents.
Section 5.04Broker’s or Finder’s Fee.  Purchaser does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or any of its Affiliates could become liable or obligated.
Section 5.05United States Citizenship; Merchant Marine Act Compliance.  To the best of Purchaser’s knowledge, information and belief, Purchaser is a “citizen of the United States” within the meaning of Section 50501 of Title 46 of the United States Code, and the regulations promulgated thereunder (as each may be amended from time to time), eligible and qualified to own and operate U.S.-flag vessels in the U.S. Coastwise Trade, and Section 12112 of Title 46 of the United States Code. For purposes hereof, “U.S. Coastwise Trade” means the carriage or transportation of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551 (as may be amended from time to time).
Section 5.06 [Intentionally Omitted.]
Section 5.07Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Business, results of operations, prospects, condition (financial or otherwise) or assets of the Companies (including an inspection of certain vessels) and acknowledges that it has been provided requested access to the personnel, properties, assets, premises, books and records, and other documents and data of Companies and the Seller for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the representations, warranties, covenants and obligations of Seller set forth in this Agreement (including, with respect to the representations and warranties, as applicably supplemented by the Disclosure Schedules); and (b) none of the Companies, Seller, or any other Person has made, nor has Purchaser relied upon, any representation or warranty as to the

Companies, Seller, or this Agreement, except as expressly set forth in Articles III and IV of this Agreement (as applicable supplemented by the Disclosure Schedules).
ARTICLE 6
COVENANTS
Section 6.01Bonus Program.
(a)No later than March 15, 2027, and in lieu of the short-term incentive plan of Seller (the “Bonus Program”), Purchaser shall, or shall cause the Companies to, pay annual bonuses (“Bonuses”) to the Company Workers that are employed by Purchaser or any of its Affiliates (including the Companies) on the date of such payment (such Company Workers, the “Eligible Workers”) for the 2026 year in an amount set forth on a schedule delivered by Seller to Purchaser at least five (5) Business Days before Closing (such schedule, “Schedule STI”). If the Purchaser, any Company, or any Company Worker terminates employment with respect to a Company Worker for any reason prior to the date of payment of the Bonuses, the applicable Company Worker will forfeit the Bonus and the Bonus will be reallocated amongst the remaining Eligible Workers (in the ratio that the Bonus set forth on Schedule STI of each Eligible Worker bears to the total Bonuses of all Eligible Workers), such that all Bonuses are paid to the Eligible Workers and no amount remains with Purchaser or any of its Affiliates (including the Companies) with respect to such Bonuses. For the avoidance of doubt, (i) Purchaser shall have no obligation to (x) adopt, maintain, or continue the Bonus Program following payment of the Bonuses as contemplated by this Section 6.01 nor (y) adopt or implement any similar bonus or incentive arrangement with respect to any period following the Closing, and (ii) Seller will not bear any liability for Purchaser’s administration of and/or failure to pay any bonuses under the Bonus Program following the Closing. The terms and conditions of this Section 6.01 are for the sole benefit of the Parties and nothing in this Section 6.01, express or implied, is intended or shall be construed (a) to confer upon or give to any Person, other than the Parties and their respective permitted successors and assigns, any legal, equitable or other rights or remedies with respect to the matters provided for in this Section or (b) as the adoption, establishment, amendment, modification or termination of any Benefit Plan.
(b)Within one (1) Business Day of the Closing, Purchaser shall cause the Companies to make the payments, in the amounts (subject to applicable withholding) and to the recipients, set forth on Schedule II through the applicable Company payroll provider.
Section 6.02[Intentionally Omitted.]
Section 6.03[Intentionally Omitted.]
Section 6.04[Intentionally Omitted.]
Section 6.05Further Action.  The Parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under Applicable Laws, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement, and cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

Section 6.06Books and Records.
(a)From and after the Closing Date, until the seventh (7th) anniversary of the Closing Date, Purchaser will give Seller reasonable access to such documentation and information and reasonable access to, and cause the cooperation of, employees of the Companies which Seller may reasonably require (i) to prepare and file Tax Returns and to respond to any issues which may arise with respect to Taxes for which Seller is responsible to the extent relating to the Interests, (ii) to defend any claim which Seller is required to defend pursuant to this Agreement or the other Transaction Documents or in connection with the operation of the Business prior to the Closing Date and (iii) complete Helix’s financial reporting (including the 2026 audit) with respect to the period of time prior to Closing.
(b)From and after the Closing Date, Seller will give representatives of the Companies and/or Purchaser reasonable access to such documentation and information (to the extent in Seller’s possession) and reasonable access to, and cause the cooperation of (at Purchaser’s expense), representatives of Seller which Purchaser or the Companies may reasonably require to (i) prepare and file Tax Returns and respond to any issues which may arise with respect to Taxes for which Purchaser is responsible to the extent relating to the Interests or the Business, (ii) defend any claim which Purchaser is required to defend pursuant to this Agreement or the other Transaction Documents or in connection with the operation of the Business after the Closing Date, including access to and copies of any non-disclosure agreements entered into between Seller, any Company or any Affiliate thereof, on the one hand, and any third party, on the other hand, in connection with a contemplated sale of the Equity Interests or assets of any Company, or (iii) comply with and make any required reporting under Environmental Requirements and/or Environmental Permits.  Prior to the seventh (7th) anniversary of the Closing Date, Seller will give Purchaser at least ten (10) days’ prior written notice of Seller’s intention to dispose of any books, records or other documentation to which Purchaser is entitled to obtain access pursuant to this Agreement, and Purchaser will have the opportunity to obtain possession, at its own expense, of any such books, records or documentation as Purchaser may reasonably request prior to Seller’s disposition thereof prior to the seventh (7th) anniversary of the Closing Date.
(c)Information which is obtained by any Party pursuant to this Section 6.06 will be kept confidential by such Party; provided, however, that in the event the Party or any of its representatives is requested or required pursuant to Applicable Law by any Governmental Entity to disclose any such information, such Party may do so after providing the other Party with notice of the request or requirement so that the other Party may attempt, at its own expense, to obtain a protective order.  Each Party will use reasonable efforts to limit access to such information on a “need to know” basis.  No Party may use information obtained from any other Party pursuant to this subsection to compete with the other Party.
Section 6.07[Intentionally Omitted.]
Section 6.08[Intentionally Omitted.]
Section 6.09Restrictive Covenants.

(a)Seller hereby acknowledges and agrees that (i) Purchaser would not have entered into this Agreement if Seller had not agreed to the covenants set forth in this Section 6.09, (ii) Seller is agreeing to the covenants set forth in this Section 6.09 in connection with the sale of the goodwill of the Companies and to preserve the value of such goodwill to Purchaser, and (iii) Seller and its Affiliates has had access to information that is confidential to Purchaser, the Companies and the Business, that constitutes a valuable, special and unique asset of the Business, and with respect to which Purchaser is entitled to the protections afforded by this Agreement and to the remedies for enforcement of this Agreement provided by law or in equity (including those remedies the availability of which may be within the discretion of the court or arbitrator that presides over any action for which enforcement of this Agreement is brought).
(b)Confidentiality.  From and after the Closing Date, except with the express prior written approval of Purchaser, Seller shall hold, and shall cause its Affiliates to hold, in confidence and not disclose to any Third Party and shall not use, and shall cause its Affiliates not to use, for any purpose, any and all information, whether written or oral, concerning the Purchaser, its Affiliates (including the Companies), and the Competitive Business; provided, however, that Seller shall be able to use information that (i) is or becomes generally available to the public (other than as a result of its disclosure by Seller or its Affiliates in breach of this Section 6.09(b)) or (ii) was, prior to Seller’s ownership, directly or indirectly, of the Equity Interests of the Companies, or operation of the Competitive Business, available to Seller on a non-confidential basis from a source that was not known to Seller to be prohibited from disclosing such information to Seller by a contractual, legal or fiduciary duty; provided, further, that Seller shall be able to use any such information (x) as may be reasonably required by Seller and its Affiliates in connection with any purpose described in Section 6.06(a), (y) to the extent such disclosure is otherwise required by Applicable Law (including federal securities laws or the rules or regulations of the SEC or any securities exchange, including the NYSE) or judicial process or (z) subject to compliance with Section 6.09(c), in connection with the operation of their respective businesses in the Ordinary Course of Business. If Seller or any of its Affiliates is compelled to disclose any such information by judicial or administrative process or by other requirements of Applicable Law or appropriate Order, Seller shall, to the extent permitted by Applicable Law, promptly notify the Purchaser in writing prior to such disclosure and shall disclose or cause its Affiliates to disclose only that portion of such information that Seller is advised by its counsel that is legally required to be disclosed; provided that Seller shall, at Purchaser’s expense, exercise its commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
(c)Non-Competition; Non-Solicitation; Non-Disparagement by Seller.  Seller acknowledges and recognizes the highly competitive nature of the Competitive Business and the value of the goodwill conveyed by Seller in connection with this Agreement.  In consideration of the agreement among the Parties set forth in this Agreement, Seller agrees to the provisions set forth in this Section 6.09(c):
(i)Except as may otherwise be permitted in writing by Purchaser, for a period of two (2) years following the Closing Date (the “Restricted Period”) and within the Restricted Territory, Seller agrees that it will not, and will cause its Affiliates not to, directly or indirectly through any entity or other Person, acting alone or as a member of a partnership, as a holder or owner of any security, as an employee, agent, advisor, consultant to, independent contractor to, representative, or in any other capacity:
(A)carry on, be engaged in, or otherwise take part in (whether for its own account or for the account of any other Person (other than Purchaser, any Company or any Affiliate thereof)), the Competitive Business; provided, however, that nothing in this clause shall prohibit ownership of less than two percent (2%) of the outstanding Equity Interests of any publicly traded corporation;
(B)request or suggest that any Person who is as of the Closing Date, or was during the twenty-four (24) month period immediately preceding the Closing Date, a customer or supplier of any Company (x) modify, curtail or cancel its business relationship with Purchaser or any Company related to the Competitive Business or (y) refrain from doing business with Purchaser or any Company related to the Competitive Business.
(ii)Seller shall be deemed to be carrying on or engaged in the Competitive Business if it (whether alone or in association with one or more other Persons) is an owner, proprietor, partner, employee, stockholder, independent contractor, director or joint venturer of, or a consultant or lender to, or an investor in any manner in, any Person who or which is directly or indirectly engaged in the Competitive Business.
(iii)During the Restricted Period, Seller agrees that it will not, and will cause its Affiliates and each of their respective officers, managers, directors, or employees not to on behalf of Seller or any of its Affiliates, directly or indirectly solicit the employment or services of, or cause or attempt to cause to leave the employment or service of any Company, or otherwise employ or engage any individual who or which is as of the Closing Date, or was during the twenty-four (24) month period immediately preceding the Closing Date, employed by, or otherwise engaged to perform services for (as a contractor or otherwise), any Company; provided, however, that this clause (iii) shall not prohibit Seller from (x) engaging in any general solicitation not specifically directed at any employee of the Company, or (y) from negotiating with or hiring any person who replies to any such general solicitation without any direct or indirect solicitation by Seller or any of its Affiliates.
(iv)During the Restricted Period, the board of directors of Helix and the equivalent governing bodies of its Affiliates will not, and Helix shall instruct the executive officers of Helix and its Affiliates to not, publish any oral or written statements about the Business, Purchaser, any Company, any Affiliates of the foregoing, or any of their respective members, managers, directors, officers, employees or agents that: (i) are slanderous, libelous, or defamatory, or (ii) place any such Person, or their respective products, services, agents, employees, directors, direct or indirect equity holders or Affiliates in a false light before the public.
(d)Non-Disparagement by Purchaser.  During the Restricted Period, the managers of Purchaser and its Affiliates will not, and Purchaser shall instruct the executive officers of Purchaser and its Affiliates to not, publish any oral or written statements about (i) Seller, or (ii) any of its Affiliates or any of their respective members, managers, officers, employees, directors or agents that: (A) are slanderous, libelous, or defamatory, or (B) place any such Person, or their respective products, services, agents, employees, directors, direct or indirect equity holders or Affiliates in a false light before the public.
(e)Scope & Relief.  Seller and Purchaser agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in this Section 6.09 are reasonable, do not impose any greater restraint than is necessary to protect the legitimate business interests of Purchaser, including the goodwill sold by Seller, and are fair in light of the amount of compensation that Seller is receiving in connection with this Agreement, either directly or indirectly.  Seller expressly acknowledges and agrees Seller is selling the goodwill of the Companies, and agrees not to, and waives any right to, argue Seller is not selling the goodwill of the Companies through the transactions contemplated by this Agreement.  Seller further acknowledges and agrees that:
(i)in the event a court of competent jurisdiction determines that a party has breached any covenant set forth in this Section 6.09, the term of such covenant will be extended as to such party by the period of duration of such breach; and
(ii)if any court of competent jurisdiction determines that any of the covenants, provisions, or portions of this Section 6.09 or the definition of Restricted Territory, or any part thereof, are unenforceable and invalid, then (A) the validity and enforceability of any remaining covenants, provisions or portions thereof shall not be affected by such determination, (B) those of such covenants, provisions, or portions that are determined to be unenforceable because of the duration or scope thereof shall be severed and/or reformed by the court to reduce its duration or scope so as to render the same enforceable against Seller (in each case as close as possible to the original intent of the Parties), and (C) all remaining covenants, provisions, portions and terms of this Section 6.09 shall be valid and enforceable to the fullest extent permitted by Applicable Laws.
(f)Notwithstanding anything to the contrary in this Section 6.09, the restrictive covenants set forth in Section 6.09(c) and Section 6.09(d), shall terminate and no longer apply upon the consummation, after the Closing, of a bona fide arm’s-length transaction with a third party that is not an Affiliate of Helix as of the Closing Date pursuant to which such third party, directly or indirectly, (i) acquires beneficial ownership of a majority of the economic interest or voting power (on a fully diluted basis) of Helix, (ii) consummates a merger, consolidation, reorganization, scheme of arrangement, statutory share exchange, or similar transaction with Helix  or any of its subsidiaries as a result of which the equity holders of Helix immediately prior to such transaction cease to own a majority of the economic interest or voting power (on a fully diluted basis) of Helix (or, if Helix ceases to exist, the surviving entity), (iii) acquires all or substantially all of the assets of Helix, or (iv) any other similar transaction constituting a change of control of Helix; provided, however, that this exception shall not apply to any internal reorganization, merger, or other transaction solely among Affiliates of Helix or Seller as of the Closing Date; provided further that “fully diluted basis” shall mean the issued and outstanding share capital of a person assuming the conversion, exchange or exercise in full (regardless of any conditions precedent, authorized share restriction, stockholder consent requirement, or other restriction in law or contract) of all warrants, rights, convertible or exchangeable securities, options to purchase or exchange, or other arrangements or rights to acquire any equity interest in Helix; provided, however, that notwithstanding anything to the contrary in this Section 6.09(f), the covenants set forth in Sections 6.09(c) and Section 6.09(d), shall not terminate, and shall continue in full force and effect, unless and until the applicable transaction described in clauses (i) through (iv) of this Section 6.09(f) has been fully consummated in accordance with the terms of the applicable definitive agreement governing such transaction; and for the avoidance of doubt, the execution, delivery, or announcement of any letter of intent, merger agreement, purchase agreement, or other agreement with respect to any such transaction shall not, in and of itself, constitute a termination event under this Section 6.09(f).
Section 6.10WARN Matters. Purchaser shall be responsible for the Companies’ compliance with WARN and any other notifications required under Applicable Laws for any employees of the Companies that Purchaser terminates on or after the Closing Date. Subject to Seller’s indemnification obligations under Article 10, including with respect to a breach of the representation and warranty set forth in Section 3.15(c), Seller shall have no liabilities related to Purchaser’s termination of any employees of the Companies on or after the Closing Date.
Section 6.11R&W Insurance Policy. The representation and warranty insurance policy (“R&W Insurance Policy”) procured by Purchaser providing coverage with respect to the representations and warranties of Seller is attached hereto as Exhibit D. The R&W Insurance Policy shall (a) expressly exclude any right of the issuer of such policy to seek subrogation against Seller and its Affiliates and their respective officers, directors and employees, except and to the extent of Fraud by Seller, and neither Purchaser nor its Affiliates shall amend or waive such subrogation provisions without Seller’s prior written consent, and (b) not be amended to the detriment of Seller without Seller’s prior written consent. For the avoidance of doubt, neither the failure of the R&W Insurance Policy to provide coverage for any particular Losses nor any exclusion, limitation or other term or condition of the R&W Insurance Policy shall  create, expand or increase Seller’s obligations or liability under this Agreement.
Section 6.12[Intentionally Omitted].
Section 6.13401(k) Plans/Benefits. Except as set forth in the Transition Services Agreement, all Liabilities and obligations relating to the Seller Benefit Plans are and shall remain solely the responsibility of Seller and its Affiliates (other than the Companies), and the Companies shall have no responsibility or Liability with respect thereto from and after the Closing.  For the avoidance of doubt, the foregoing shall include all medical, dental, vision, disability, life insurance, and other welfare benefit claims incurred by or on behalf of any current or former employee of the Companies or their eligible dependents under any Seller Benefit Plan, arising from services rendered or events occurring prior to the date on which each applicable Company Worker’s coverage under the applicable Seller Benefit Plan terminates, regardless of when such claims are submitted, processed, or paid. An officer of Helix shall execute an Officer’s Certificate approving the removal of the Companies as participating employers (i) in the Helix Energy Solutions Group Inc. Employees’ 401(k) Savings Plan effective a day prior to Closing (ii) in the Group Protection for Employees of Helix Energy Solutions, Inc. with respect to all benefit plans other than the medical, dental, and vision benefits effective as of Closing and with respect to the medical, dental, and vision plans effective May 31, 2026 (the “Benefits Certificate”). Notwithstanding the foregoing, the Companies are responsible for all costs and liabilities related to the Companies’ employees and their dependents participation in the Seller Benefit Plans made available pursuant to the Transition Services Agreement as set forth therein and for the period following the Closing contemplated thereby, including but not limited to the cost of the benefits provided thereunder and the required employee contributions.
Section 6.14Drydocks. To the extent Purchaser or any of its Affiliates pays, after the Closing, any out-of-pocket costs or expenses relating to the drydock of the Hedron that are attributable to the period prior to the Closing (including shipyard charges, the required replacement of the Hedron crane wire (including reasonable third-party out-of-pocket labor, equipment, and related costs or expenses incurred in connection with the purchase, delivery, installation and testing of such replacement crane wire), change orders, surveys, inspections, or related professional fees) that are reasonably required to put the Hedron into class (including the purchase, delivery, installation and testing of such replacement crane wire) and (ii) are not otherwise included in the Estimated Working Capital, Final NWC Shortfall or Final NWC Surplus (collectively, “Drydock Costs”), Seller shall reimburse Purchaser for such Drydock Costs on a dollar-for-dollar basis within fifteen (15) days after receipt by Seller of reasonable supporting documentation (including applicable invoices).
Section 6.15Helix Guarantee.  Helix hereby unconditionally and irrevocably (i) guarantees, as a primary obligor and not merely as a surety, to Purchaser the due and punctual payment, performance, and discharge as and when due of all payment and performance obligations of Seller under this Agreement and any other Transaction Documents, including, without limitation, (A) the payment, performance, and discharge of all indemnification obligations of Seller, (B) the payment of any amounts payable by Seller pursuant to this Agreement, including any adjustment amounts, reimbursements, damages or Losses, and (C) the full and timely performance of all covenants, agreements, and other obligations of Seller under this Agreement and the other Transaction Documents (collectively, the “Helix Guaranteed Obligations”), and (ii) agrees, on demand and without any other notice whatsoever, to pay, perform, or cause to be paid or performed all Helix Guaranteed Obligations.  This is a guaranty of payment, not collection, such that it shall not be necessary for Purchaser, in order to enforce such payment or performance by Helix, first to institute suit or pursue or exhaust any rights or remedies against Seller or any other Person liable for the performance of such obligation, or to join Seller in any action to enforce Seller’s obligations hereunder, or to resort to any other means of obtaining payment or performance from Seller. Helix hereby waives all defenses based upon suretyship or impairment of collateral, together with any defenses that it may have or assert with respect to the Helix Guaranteed Obligations (other than actual performance thereof), including discharge in bankruptcy, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction, release, usury, lack of legal capacity, delay or lack of diligence, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor.
Section 6.16Hedron Insurance Proceeds. Purchaser acknowledges and agrees that prior to Closing, Seller or one of its Affiliates made an insurance claim for certain Losses to the Hedron as described on Schedule 6.16 (the “Insurance Claim”). From and after Closing, Purchaser will, and will cause the Companies to, reasonably cooperate with Seller and its Affiliates in the pursuit of the Insurance Claim to the extent information of the Companies or access to their assets is necessary and not within the possession of Seller or its Affiliates (which, for the avoidance of doubt, after the Closing excludes the Companies), including by providing reasonable access on reasonably prior notice necessary in support of such claim; provided, for the avoidance of doubt, neither Purchaser nor any of the Companies shall (a) incur any out-of-pocket costs or expenses in connection with such cooperation that are not otherwise paid for by Seller or (b) be required to provide any cooperation that unreasonably interferes with the ongoing business operations of the Purchaser and its Affiliates (including the Companies). Seller anticipates that the insurance proceeds in connection with the Insurance Claim will be payable to Seller or Helix, however, in the event Purchaser or any of the Companies receives such proceeds, they shall promptly pay such amounts to an account designated in writing by Seller.
Section 6.17Vessel Abstracts. Purchaser shall order a complete vessel abstract from the United States Coast Guard Vessel Documentation Center (or such other applicable documentation authority) (each such abstract, a “Vessel Abstract”) for each Vessel documented under the laws of the United States or otherwise owned, chartered, or operated by the Companies as set forth on Schedule 3.07(c) as of the earliest practicable date that such Vessel Abstracts are capable of being ordered.
ARTICLE 7
TAX MATTERS
Section 7.01Transfer Taxes.  Any and all transfer, sales, use, value added, excise, filing, recording, documentary, stamp or other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) applicable to, imposed upon or arising out of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser; provided, however, that the Party required by Applicable Laws to file the Tax Returns relating to such Transfer Taxes shall file, or cause to be filed, on a timely basis, all necessary Tax Returns and other documentation with respect to any Transfer Taxes.  Each Party shall cooperate with each other in the preparation of any necessary Tax Returns and other related documentation with respect to Transfer Taxes.  Each Party hereto agrees to use its commercially reasonable efforts to mitigate, reduce or eliminate any Transfer Taxes and shall provide to the other Party any exemption form or certificate as may be applicable to do so.
Section 7.02Tax Indemnification.  Seller shall indemnify the Purchaser Indemnified Parties and hold them harmless from and against any Loss for (a) any and all Taxes imposed on any Company or for which any Company is liable for any Pre-Closing Date Tax Period, (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Applicable Laws, (c) any and all Taxes of any Person (other than another Company) imposed on any Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, (d) any Taxes imposed on or with respect to Seller (or any Affiliate thereof other than any Company) arising from the sale of the Interests and the transactions contemplated hereby, and (e) the matters identified in Schedule 7.02(e); provided, however, Seller shall not be liable for such Taxes to the extent that such Taxes were taken into account in determining Closing Working Capital, Final NWC Shortfall or Final NWC Surplus.

Section 7.03Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (“Straddle Period”), the amount of any Taxes based on or measured by income, receipts, gross production or payroll of any Company for the Pre-Closing Date Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of any Company for a Straddle Period relating to the Pre-Closing Date Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
Section 7.04Responsibility for Filing Tax Returns and Paying Taxes.
(a)Seller shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Companies for any Tax period ending on or prior to the Closing Date.  Such Tax Returns shall be prepared in a manner consistent with past practices except to the extent otherwise required by Applicable Laws.  Seller shall deliver a draft of such Tax Returns to Purchaser, for its review and approval on or before fifteen (15) days (or thirty (30) days in the case of any income Tax Returns) prior to the due date (including extensions) for filing such Tax Returns and shall consider in good faith any changes to such Tax Returns as are reasonably requested by Purchaser.  The Companies shall timely pay to the applicable Governmental Entity any Tax shown as due and owing by the Companies on such Tax Returns, provided, that Seller shall be responsible for, and shall pay to Purchaser (for the benefit of the applicable Purchaser Indemnified Party) within five (5) Business Days after the filing of such Tax Return, the amount of Taxes owed by Seller pursuant to Section 7.02 with respect to such filed Tax Return.
(b)Purchaser shall prepare and file (or cause to be prepared and filed) all other Tax Returns for any Company that are required to be filed after the Closing Date, including Tax Returns for the Straddle Period. All Straddle Period Tax Returns shall be prepared in a manner consistent with past practices except to the extent otherwise required by Applicable Laws.  Purchaser shall deliver a draft of all Straddle Period Tax Returns to Seller, for its review and approval on or before fifteen days prior to the due date (including extensions) for filing such Tax Returns and shall consider in good faith any changes to such Tax Returns as are reasonably requested by Seller, and the Companies shall timely pay to the appropriate Governmental Entity, the amount of Taxes shown as payable with respect to all Straddle Period Tax Returns.  Purchaser and Seller shall each provide the other with all information reasonably necessary to prepare such Tax Returns.  Seller shall be responsible for, and shall pay to Purchaser (for the benefit of the applicable Purchaser Indemnified Party) within five (5) Business Days after the filing of such Tax Return, the amount of Taxes owed by Seller pursuant to Section 7.02 with respect to such filed Tax Return.
Section 7.05Responsibility for Tax Audits and Contests.  Seller shall control any audit or contest with respect to Taxes of the Companies for a period ending on or before the Closing Date, and Purchaser shall control any other audit or contest, including those relating to a Straddle Period; provided further, that, with respect to a Straddle Period, Purchaser shall allow Seller to participate at its own cost and expense.  The Party in control of an audit or controversy shall keep the other Party reasonably informed of the status of the audit or controversy (including providing timely copies of all material correspondence and pleadings).  Neither Purchaser nor Seller shall settle any audit or contest in a way that would materially and adversely affect the other Party without the other Party’s written consent, which the other Party shall not unreasonably withhold, condition or delay.  Purchaser and Seller shall each provide the other with all information reasonably necessary and available to conduct or defend the Company in an audit or contest with respect to Taxes.
Section 7.06[Intentionally Omitted].
Section 7.07Tax Sharing Agreements.  All Tax-sharing agreements or similar agreements with respect to or involving any Company shall be terminated with respect to any Company as of the Closing Date and, after the Closing Date, no Company shall be bound thereby or have any Liability thereunder.
Section 7.08Restrictions on Pre-Closing Date Tax Period Actions.  None of the Purchaser or any of its Affiliates shall (or shall cause or permit any other Person to) (a) amend, re-file or otherwise modify any Tax Return relating in whole or in part to any Company or Seller with respect to any Pre-Closing Date Tax Period; (b) make any Tax election that has retroactive effect to any Pre-Closing Date Tax Period of a Company or Seller; (c) file any ruling or request with any Governmental Entity that relates to Taxes or Tax Returns of any Company or Seller for a Pre-Closing Date Tax Period; or (d) enter into or initiate any voluntary disclosure agreement with any Governmental Entity that could affect any Tax or Tax Returns of a Company or Seller in a Pre-Closing Date Tax Period, in each case, without the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed.
Section 7.09Efforts. Purchaser and Seller agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as is necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated in this Agreement; provided, however, that the foregoing shall not be deemed to require, without limitation, (a) any expenditure of money on the part of Purchaser or any of its Affiliates, or (b) Purchaser or any of its Affiliates to commence or threaten litigation.
Section 7.10No Duplication.  Notwithstanding anything to the contrary contained in this Article 7, Seller shall not have any Liability for, and shall not be required to pay Purchaser, any amounts pursuant to this Article 7 or otherwise pursuant to this Agreement in respect of any Taxes to the extent such Taxes were taken into account in determining the Final Working Capital.
Section 7.11Conflict.  In the event of a conflict between the provisions of this Article 7 and any other provision of this Agreement, this Article 7 shall control.
ARTICLE 8
[INTENTIONALLY OMITTED]
ARTICLE 9
[INTENTIONALLY OMITTED]
ARTICLE 10
INDEMNIFICATION

Section 10.01Indemnification Obligations of the Seller.  Subject to the provisions of this Article 10, after the Closing, Seller agrees to defend, reimburse, indemnify, and hold harmless the Purchaser Indemnified Parties against and in respect of all Losses that may be incurred by or imposed on any Purchaser Indemnified Party that result from, relate to, or arise out of:
(a)any inaccuracy in or breach of any of the representations or warranties contained in Article 3 or Article 4 hereof or in any Transaction Document delivered by Seller or any Company in connection with this Agreement;
(b)the breach or non-fulfillment by Seller of any covenants or agreements contained in this Agreement or in any Transaction Document delivered by Seller or any Company in connection with this Agreement;
(c)the breach or non-fulfillment by any Company of any of their respective covenants or agreements contained in this Agreement or in any Transaction Document delivered by any such Company in connection with this Agreement to the extent such covenant or agreement is to be performed by such Company prior to the Closing Date;
(d)any Company Transaction Expense or portion thereof not paid at Closing as provided in Section 1.03(c);
(e)any Closing Debt not paid at Closing as provided in Section 1.03(b);
(f)the matters set forth on Schedule 10.01(f);
(g)[Intentionally Omitted]; and
(h)Any Lien on any Vessel identified in a Vessel Abstract ordered pursuant to Section 6.17 that (i) existed prior to the Closing Date, regardless of whether such Lien was recorded or disclosed prior to Closing, or (ii) was first recorded after the Closing Date but arose from or relates to any work, services, repairs, necessaries, labor, materials, or other obligations that are attributable to the period prior to the Closing Date; provided to the extent such Lien relates to work, services, repairs, necessaries, labor, materials, or other similar obligations, indemnifiable Losses under this Section 10.01(h) shall not include corresponding accounts payable or other accrued liabilities to the extent they are included in the Final NWC Shortfall or Final NWC Surplus.
Section 10.02Indemnification Obligations of Purchaser.  Subject to the provisions of this Article 10, after the Closing, Purchaser agrees to defend, reimburse, indemnify, and hold harmless the Seller Indemnified Parties against and in respect of any Losses that may be incurred or suffered by or imposed on any Seller Indemnified Party that result from, or relate to, or arise out of:
(a)any inaccuracy in or breach by Purchaser of any of the representations or warranties contained in Article 5 hereof or in any Transaction Document delivered by Purchaser in connection with this Agreement; and

(b)the breach or non-fulfillment by Purchaser of any of its covenants or agreements contained in this Agreement or in any Transaction Document delivered by Purchaser in connection with this Agreement.
Section 10.03Indemnification Procedure.
(a)If, subsequent to the Closing, any Person entitled to indemnification under this Article 10 (an “Indemnified Party”) asserts a claim for indemnification for, or receives notice of the assertion or commencement of, any Third Party Claim, such Indemnified Party shall as soon as practicable give written notice of such claim to the Party from whom indemnification is to be sought (an “Indemnifying Party”).
(b)Third Party Claims.
(i)In the event that the Indemnified Party gives written notice to the Indemnifying Party of a Third Party Claim under this Agreement (an “Indemnity Notice”), such Indemnity Notice shall set forth the facts known to the Indemnified Party pertaining to such Third Party Claim.  Within thirty (30) days after receipt of such Indemnity Notice, the Indemnifying Party shall state in writing whether the Indemnifying Party shall assume responsibility for and conduct the negotiation, defense or settlement of the Third Party Claim, and if so, the specific manner in which the Indemnifying Party proposes to proceed.  If the Indemnifying Party does elect to assume responsibility and such control: (i) its defense against the Third Party Claim shall be conducted by the Indemnifying Party and its counsel at its expense in a manner reasonably satisfactory and effective to protect the Indemnified Party to the extent required hereunder; and (ii) it shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a consent shall not be deemed unreasonably withheld, conditioned or delayed if such judgment or settlement (1) requires or contains any admission or statement of guilt or wrongdoing on the part of the Indemnified Party, (2) subjects the Indemnified Party to criminal liability, (3) does not unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim, (4) contains a sanction or restriction materially interfering or impairing the Indemnified Party or any of its Affiliates from conducting its business, or (5) imposes injunctive or equitable relief against, or any continuing obligation or payment requirement on, the Indemnified Party.  Notwithstanding the foregoing, (A) the Indemnified Party shall have the right at all times to participate in the defense of any Third Party Claim hereunder with its own counsel and at its own expense, and (B) (i) if the Indemnified Party is advised by outside counsel that a conflict of interest is reasonably likely to exist under the applicable rules of professional responsibility that precludes effective joint representation, (ii) if the court in which such Third Party Claim is pending determines that a conflict of interest exists such that the Indemnifying Party’s counsel is prohibited by such court or otherwise unable to represent the Indemnified Party with respect to such Third Party Claim, (iii) if the Indemnifying Party’s retention of counsel creates an unreasonable risk of disclosure of confidential information concerning an Indemnified Party, (iv) if there are one or more defenses that could be asserted by the Indemnified Party that could not be asserted by the Indemnifying Party or the Indemnifying Party’s counsel (on the Indemnified Party’s behalf), (v) if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within thirty (30) days after receiving the Indemnity Notice related to such Third Party Claim or if the Indemnified Party reasonably believes the Indemnifying Party has failed to take such steps, (vi) if an Indemnified Party or the insurer is required to assume the defense of such Third Party Claim pursuant to the R&W Insurance Policy, (vii) if the defense by the Indemnifying Party is reasonably likely to cause the Indemnified Party to lose coverage under the R&W Insurance Policy, (viii) if the Third Party Claim involves Losses recoverable under the R&W Insurance Policy (other than in the case of a Third Party Claim related to Section 10.01(h) to the extent Losses are less than the Abstract Cap), or (ix) if the Third Party Claim involves any criminal proceedings of any kind, or the potential for injunctive or equitable relief of any kind, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such Third Party Claim at the sole cost of the Indemnifying Party, and the Indemnifying Party shall not have the right to assume control of, the defense, settlement, negotiations or litigation relating to any such Third Party Claim.
(ii)Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in this Section 10.03(b), fails to defend such Third Party Claim to the extent required hereunder, or is otherwise precluded from doing so as provided in clauses (B)(i) through (ix) of the last sentence of Section 10.03(b)(i) above, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate, on behalf of and for the risk of the Indemnifying Party and shall be reimbursed for its costs and expenses (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party; provided, however, that the Indemnifying Party shall not be required to reimburse the Indemnified Party or the Indemnified Parties, as applicable, for more than one counsel and, if applicable, one local counsel.  The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.03(b)(ii), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.  In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a consent shall not be deemed unreasonably withheld, conditioned or delayed if such judgment or settlement (1) requires or contains any admission or statement of guilt or wrongdoing on the part of the Indemnifying Party, (2) subjects the Indemnifying Party to criminal liability, (3) does not unconditionally release the Indemnifying Party from all liabilities and obligations with respect to such Third Party Claim, (4) contains a sanction or restriction materially interfering or impairing the Indemnifying Party or any of its Affiliates from conducting its business, or (5) imposes injunctive or equitable relief against, or any continuing obligation or payment requirement on, the Indemnifying Party.
(iii)The Party assuming the defense under this Section 10.03(b) shall keep the other Party fully informed regarding the progress and status thereof.  Each Party shall reasonably cooperate with the Party in control of the defense of the Third Party Claim hereunder in connection with the defense, negotiation or settlement of any such Third Party Claim, including making available to such Party such personnel and materials as may be reasonably requested by such Party.

(c)Direct Claims.  In the event any Indemnified Party should have a Loss which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party an Indemnity Notice describing in reasonable detail the nature of the Loss and the basis of the Indemnified Party’s demand for indemnification under this Agreement.  In the event that the Indemnifying Party disputes the validity or scope of the Loss set forth in the Indemnity Notice, the Parties will, in good faith, use commercially reasonable efforts to resolve such matter within thirty (30) days after receipt of the Indemnity Notice, after which time the Indemnified Party shall be free to pursue a legal action against the Indemnifying Party to enforce its right to indemnification for such Loss, subject to Section 11.12.
(d)A failure by a Party to give prompt, complete, or accurate notice as provided in this Section 10.03 shall not affect the rights or obligations of any Party hereunder except (and only) to the extent that, as a result of such failure, any Party entitled to receive such notice was materially prejudiced thereby.
(e)Seller shall reasonably cooperate with any Purchaser Indemnified Party in connection with any claim made under the R&W Insurance Policy to the extent information required in connection with any such claim is not in the possession of Purchaser or the Companies, including by providing access to relevant books, records, documents, and personnel reasonably requested by the insurer or by any Purchaser Indemnified Party in connection with such claim, in each case during regular business hours and in a manner that does not unreasonably interfere with the ongoing business operations of Seller or its Affiliates. Such cooperation shall not be construed to constitute a waiver of any attorney-client privilege or work product protection, and the Parties shall take reasonable steps to preserve the privileged status of any communications disclosed in connection with such cooperation. Purchaser shall reimburse Seller and its Affiliates for all out-of-pocket costs and expenses of Seller and its Affiliates incurred in connection with such cooperation (which, for the avoidance of doubt, would not include Losses that are subject to indemnification by Seller pursuant to Section 10.01).
(f)All provisions of this Agreement requiring a Party to indemnify another person shall be deemed to incorporate this Section 10.03 by reference, and all notices and actions relating to Losses thereunder shall be made in the manner set forth in, and subject to the terms and conditions of this Section 10.03.
Section 10.04Limitations on Indemnities; Recourse.
(a)The aggregate liability of Seller to indemnify the Purchaser Indemnified Parties for Losses with respect to any claim under:
(i)Section 10.01(a) (other than with respect to any Seller Fundamental Representation), Seller shall have no liability to the Purchaser Indemnified Parties, and, other than in the case of Fraud, the Purchaser Indemnified Parties’ sole and exclusive recourse with respect thereto shall be the R&W Insurance Policy;
(ii)Section 10.01(a) (with respect to the Seller Fundamental Representations), Section 7.02, Section 10.01(b), Section 10.01(c) and Section 10.01(f) shall not exceed the Purchase Price (the “Purchase Price Cap”);

(iii)Section 10.01(d) and Section 10.01(e) shall not be subject to any cap and shall be recoverable on a dollar-for-dollar basis; and
(iv)Section 10.01(h) shall not be subject to the Purchase Price Cap, and Seller’s aggregate liability for Losses arising under Section 10.01(h) shall not exceed $483,750.00 (the “Abstract Cap”).

Notwithstanding the foregoing, and for the avoidance of doubt, neither of the Purchase Price Cap or the Abstract Cap shall apply to, and the Purchaser Indemnified Parties shall, subject to the other limitations set forth herein, be entitled to the entire amount of, any Losses arising out of Fraud.

(b)Subject to the limitations set forth herein, including the foregoing provisions of this Section 10.04 and Section 10.05, in the event the Purchaser Indemnified Parties are entitled to indemnifiable Losses under this Agreement arising out of a claim pursuant to Section 10.01(a) with respect to any of the Seller Fundamental Representations (other than with respect to Fraud):
(i)With respect to Seller Fundamental Representations that constitute True Seller Fundamental Representations under the R&W Insurance Policy, the Purchaser Indemnified Parties shall seek recovery directly under the R&W Insurance Policy in accordance with its terms (it being acknowledged that the applicable retention for such True Seller Fundamental Representations is $0 under the R&W Insurance Policy), and thereafter, to the extent such indemnifiable Losses are in excess of the coverage limits under the R&W Insurance Policy, such excess indemnifiable Losses shall be recovered directly from Seller; and
(ii)With respect to all other Seller Fundamental Representations (including, without limitation, Section 3.08 (Taxes)), (x) the Purchaser Indemnified Parties’ first source of recovery shall be recourse to Seller up to the required retention under the R&W Insurance Policy (giving effect to any applicable retention step-down following the twelve-month anniversary of the Closing Date), (y) next, the Purchaser Indemnified Parties shall seek recovery under the R&W Insurance Policy in accordance with the terms thereof until the coverage limits under the R&W Insurance Policy have been reached, and (z) thereafter, to the extent such indemnifiable Losses are in excess of the coverage limits under the R&W Insurance Policy, such excess indemnifiable Losses shall be recovered directly from Seller.
(c)The aggregate liability of Purchaser to indemnify the Seller Indemnified Parties for Losses pursuant to:
(i)Section 10.02(a) (other than with respect to any Purchaser Fundamental Representation) shall not exceed $10,000,000; and
(ii)Section 10.02(a) (with respect to the Purchaser Fundamental Representations) and Section 10.02(b) shall not exceed the Purchase Price Cap.
Section 10.05Survival.  All representations, warranties, covenants, and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing hereunder; provided, however that no Indemnifying Party shall have any obligation to indemnify any Person unless, as applicable:

(a)a Purchaser Indemnified Party makes written notice of an indemnification claim under Section 7.02 at any time prior to the date that is thirty (30) days following the expiration of the applicable statute of limitations;
(b)a Purchaser Indemnified Party makes written notice of an indemnification claim under: (i) Section 10.01(a) with respect to any Seller Fundamental Representation at any time following the Closing Date; (ii) Section 10.01(b) or (c) with respect to the breach or non-fulfillment of any covenant or agreement at any time prior to its expiration pursuant to the terms of this Agreement; and (iii) Section 10.01(d) and Section 10.01(e) at any time prior to the date that is five (5) years following the Closing Date;
(c)a Purchaser Indemnified Party makes written notice of an indemnification claim under Section 10.01(f) at any time until such matter has been fully and finally resolved, with no further rights of appeal or reassertion, and is no longer subject to any pending or threatened Proceeding;
(d)A Purchaser Indemnified Party may make written notice of an indemnification claim under Section 10.01(h) at any time prior to the earlier of (x) the date that is three (3) months following the date the Vessel Abstracts are received by Purchaser pursuant to Section 6.17 and (y) eighteen (18) months following the Closing;
(e)a Seller Indemnified Party makes written notice of an indemnification claim under: (i) Section 10.02(a) with respect to any Purchaser Fundamental Representation at any time prior to sixty (60) days following the expiration of the applicable statute of limitations; (ii) Section 10.02(a) other than with respect to any Purchaser Fundamental Representation at any time prior to date that is the twenty-four (24) month anniversary of the Closing Date;  and (iii) Section 10.02(b) with respect to the breach or non-fulfillment of any covenant or agreement at any time prior to its expiration pursuant to the terms of this Agreement; and
(f)any Indemnified Party may make written notice of an indemnification claim for indemnification obligations arising out of Fraud at any time following the Closing Date.

Notwithstanding the foregoing survival periods, the survival and claims periods set forth in this Section 10.05 govern solely Seller’s direct indemnification obligations under this Article 10 and Article 7 and shall not constitute a limitation on, or a bar to, any claim against the insurer under the R&W Insurance Policy that is timely made in accordance with the terms of such policy. Any claim for indemnification not first made on or prior to the applicable date specified in this Section 10.05 shall be irrevocably and unconditionally released and waived.  So long as an Indemnified Party asserts a claim for indemnification under and in accordance with this Article 10 prior to the applicable date specified in this Section 10.05, such Indemnified Party shall be deemed to have preserved its rights to indemnification with respect to such claim under this Article 10 regardless of when such claim is ultimately liquidated or resolved.

Section 10.06Adjustment in Purchase Price.  The Parties agree that all indemnification amounts paid pursuant to this Article 10 constitute an adjustment to the Purchase Price for all purposes, including for Tax purposes.

Section 10.07Disregard of Materiality.  For purposes of this Article 10, all qualifications and exceptions contained in Article 3, Article 4 and Article 5 relating to materiality or words of similar import (including “Material Adverse Effect”) shall be disregarded for purposes of determining whether there has been a breach or inaccuracy of any such representation or warranty resulting in or giving rise to an indemnification claim pursuant to Section 10.01(a), and for the amount of Losses resulting therefrom; provided, however, that this Section 10.07 shall not apply to (i) the definition of “Material Adverse Effect”, including where the terms “material” and “Material Adverse Effect” are used in such definition, and (ii) the defined terms “Material Contract”, “Material Customer” or “Material Supplier”.
Section 10.08Exclusive Remedy.  Except for (I) CLAIMS FOR Fraud (as defined in this agreement), (II) section 6.09, SUBJECT TO SECTION 11.08, AND (III) DISPUTE RESOLUTION REMEDIES PURSUANT TO ARTICLE 1, from and after the Closing, the r&w insurance policy and the remedies of the Parties specifically provided for by this Article 10 AND ARTICLE 7 shall be the sole and exclusive remedies of the Parties for all matters arising out of or relating to this Agreement and the transactions contemplated hereby, or otherwise relating to the INTERESTS or the Business; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL LIMIT A PARTY’S RIGHT TO SEEK SPECIFIC PERFORMANCE OR INJUNCTIVE RELIEF IN CONNECTION WITH ANOTHER PARTY’S OBLIGATIONS UNDER THIS AGREEMENT, IT BEING ACKNOWLEDGED THAT MONETARY DAMAGES DUE TO THE NON-DEFAULTING PARTY IN SUCH CASE MAY NOT BE ADEQUATELY DETERMINED AT LAW.
Section 10.09Limitations on Defense to Certain Claims; Disclaimer; Mitigation; Insurance.
(a)THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE, DOCTRINE RELATING TO INDEMNIFICATION FOR STRICT LIABILITY OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.
(b)THE OBLIGATIONS OF SELLER HEREUNDER ARE NOT CONTINGENT UPON THE ASSERTION OF A CLAIM, DIRECTIVE, ACTION, OR PROCEEDING BY A GOVERNMENTAL ENTITY OR THIRD PARTY.
(c)THE OBLIGATIONS OF PURCHASER HEREUNDER ARE NOT CONTINGENT UPON THE ASSERTION OF A CLAIM, DIRECTIVE, ACTION, OR PROCEEDING BY A GOVERNMENTAL ENTITY OR THIRD PARTY.
(d)Except as expressly set forth in Article 3, Article 4 or in any OTHER TRANSACTION DOCUMENT, PURCHASER, ON ITS OWN BEHALF AND ON BEHALF OF THE PURCHASER INDEMNIFIED PARTIES, ACKNOWLEDGES,

REPRESENTS AND WARRANTS, AND AGREES THAT Seller DOES NOT make any representation or warranty, express or implied, at law or in equity, in respect of any Company’s Business, assets, liabilities or operations (including with respect to merchantability or fitness for any particular purpose), and any such other representations and warranties are hereby expressly disclaimed.  EXCEPT FOR THE EXPRESS REPRESENTATIONS SET FORTH IN THIS AGREEMENT, NONE OF THE SELLER, ITS AFFILIATES OR ANY PERSON ACTING ON ITS BEHALF MAKES OR PROVIDES, AND PURCHASER HEREBY WAIVES, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE COMPANIES’ ASSETS OR ANY PART THEREOF.
(e)In connection with Purchaser’s investigation of the Companies, Purchaser has received or may receive certain projections, including projected statements of operating revenues and income from operations of the Companies and certain business plan information.  Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, budgets, reports and other forecasts and plans, that Purchaser is familiar with such uncertainties and that, SUBJECT TO THE EXPRESS representations set forth in this agreement, Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, budgets, reports and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections, budgets, reports and other forecasts and plans and that Purchaser will have no claim against anyone with respect thereto.  Accordingly, Purchaser hereby acknowledges that, SUBJECT TO THE EXPRESS representations set forth in this agreement, none of the Seller, its affiliates or any Person acting on ITS behalf, whether in an individual, corporate or any other capacity, is making any representation or warranty with respect to such estimates, projections, budgets, pipeline reports and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports, forecasts and plans, and that Purchaser has not relied on any such estimates, projections, budgets, reports or other forecasts and plans.  Purchaser further agrees, for itself and the other Purchaser Indemnified Parties, that, SUBJECT TO THE EXPRESS representations set forth in this agreement, (i) none of the Seller or any other Person will have or be subject to any Liability to any Purchaser Indemnified Party or any other Person resulting from the distribution to Purchaser or any other Purchaser Indemnified Party, or Purchaser’s use of, any such information, including any information, document or material made available to Purchaser or any other Purchaser Indemnified Party in certain “data rooms,” management presentations, or any other form in expectation of the Contemplated Transactions, including Liability related to the completeness or accuracy of any such information, and (ii) Purchaser has NOT relied on or been induced by any such information.
(f)IN CALCULATING LOSSES FOR WHICH SELLER IS LIABLE UNDER SECTION 10.01, NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO WAIVE OR LIMIT SELLER’S ABILITY TO CONTEST THE AMOUNT OF SUCH LOSSES BASED ON THE APPLICABLE LAWS OF THE STATE OF LOUISIANA REGARDING MITIGATION OF DAMAGES.
(g)The amount of LOSSES recoverable by an Indemnified Party under this Article 10 shall be calculated after giving effect to any recoveries actually obtained by the Indemnified Party (or any of its Affiliates) from any third party with respect to the same underlying claim for which the Indemnified Party is entitled to indemnification hereunder, including amounts received under applicable insurance policies (net of any increase in premium, deductibles and reasonable costs and expenses of collection or recovery of such amounts or Damages).  If such recoveries are actually received by an Indemnified Party (or any of its Affiliates) with respect to any losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall promptly reimburse the Indemnifying Party for the amount of the payment made to the Indemnified Party in respect of such Damages from the proceeds of such recoveries (net of any increase in premium, deductibles, or reasonable costs and expenses of collecting or recovering of such amounts or Damages).  Notwithstanding the foregoing, no Indemnified Party shall be obligated to commence, pursue, or maintain any litigation, arbitration, or other legal or administrative proceeding against any insurer or other third party as a condition to, or in connection with, asserting or preserving any right to indemnification under this Article 10, and the failure of any Indemnified Party to pursue any such recovery shall not reduce, limit, or otherwise affect such Indemnified Party’s rights to indemnification hereunder.
(h)Notwithstanding anything in this Section 10.09 to the contrary, nothing herein shall be construed to limit or waive any claim by any Indemnified Party UNDER SECTION 10.01(A) arising out of or relating to Fraud (as defined in this Agreement).
ARTICLE 11
MISCELLANEOUS

Section 11.01Public Announcements.  No Party shall issue any press release or make any public statement or disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, except that any Party may make any disclosure required by Applicable Laws (including federal securities laws or the rules or regulations of the SEC or any securities exchange, including the NYSE) if it determines in good faith that it, or any Affiliate thereof, is required to do so or to the extent necessary to comply with the terms and provisions of this Agreement.  A Party, with respect to any press release permitted pursuant to the foregoing sentence, shall provide Seller or Purchaser, as applicable, with prior notice and a reasonable opportunity to review and comment on the press release.
Section 11.02Expenses. Except as otherwise expressly provided herein, the Parties shall each pay all of their own fees, costs and expenses (including  fees, costs and expenses of legal counsel, investment bankers, advisors, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred by such Party in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents, the performance of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.
Section 11.03Notices.  All notices, claims and/or demands (each a “Notice”) given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made to the receiving Party when properly addressed to the addresses identified for each Party herein (including to any replacement Notice address for which proper advance written Notice shall be given in accordance herewith) and effectuated in accordance with the following:  (a) upon actual receipt or refusal to accept delivery, if delivered personally, (b) upon actual receipt or a refusal to accept delivery after deposit in the mail, if sent by registered mail or certified mail with accompanying return receipt requested, (c) upon actual receipt or refusal to accept delivery on a Business Day at the recipients office if sent via nationally recognized delivery service (e.g., FedEx, UPS), or (d) upon written confirmation of receipt before 5:00 pm on a Business Day at the recipient’s office if transmitted via electronic mail:

If to Seller:

Helix Alliance Decom, LLC
c/o Helix Energy Solutions Group, Inc.
3505 West Sam Houston Parkway North
Suite 400
Houston, Texas 77043
Attention: General Counsel
Email: Notices@helixesg.com

with a copy to (which shall not constitute notice):

Troutman Pepper Locke, LLP
600 Travis, Suite 2800
Houston, Texas 77002
Attention: Greg Heath
Email: greg.heath@troutman.com

If to Purchaser:

C-Dive, L.L.C.

16201 E Main Street

Cut Off, Louisiana 70345

Attention: Dino Chouest

Email: dino.chouest@chouest.com

with a copy to (which shall not constitute notice):

Phelps Dunbar, LLP

365 Canal Street, Suite 2000
New Orleans, Louisiana 70130
Attention: Lee Adler
Email: lee.adler@phelps.com

and

legal@chouest.com

Section 11.04Binding Agreement; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Nothing in this Agreement is intended to confer any rights or remedies of any nature whatsoever under or by reason of this Agreement upon any other Person other than the Parties and their respective successors, heirs, executors, and permitted assigns.  Except as expressly provided herein, the rights of and obligations under this Agreement, may not be assigned or delegated in whole or in part by operation of Applicable Laws or otherwise by any Party without the prior written consent of the other Parties; provided, however, that Purchaser may assign this Agreement in whole or part to any of Purchaser’s Affiliates, to any successor to Purchaser by merger, consolidation or reorganization or by way of collateral assignment to any bank, financing institution or other lender providing financing to Purchaser now or in the future and shall promptly provide Seller with written notice of any such assignment; provided, further, that Purchaser shall remain jointly and severally liable for all obligations of Purchaser under this Agreement in the event of any such assignment.
Section 11.05Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Applicable Laws, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
Section 11.06Other Definitional Provisions.  The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement.  Article, Section, clause, subsection, Exhibit and Schedule references contained in this Agreement are references to Articles, Sections, clauses, subsections, Exhibits and Schedules in or attached to this Agreement, unless otherwise specified.  Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.  Each gender specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender neutral form.  Whenever the terms “include” or “including” are used in this Agreement (whether or not such terms are followed by the phrase “but not limited to” or “without limitation” or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.  Each reference in this Agreement to any Applicable Laws will be deemed to include such Applicable Laws as hereafter may be amended, supplemented or modified from time to time and any successor thereto, unless such treatment would be contrary to the express terms of this Agreement.  Whenever any amount is stated in this Agreement in “Dollars” or by reference to the “$” symbol, such amount shall be United States dollars (unless a contrary intention appears) and will, when the context allows, include equivalent amounts in other currencies.
Section 11.07Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.
Section 11.08Specific Performance; Remedies.  The Parties hereby acknowledge and agree that the failure of any Party to this Agreement to perform such Party’s obligations hereunder in accordance with their specific terms or to otherwise comply with such obligations, including such Party’s failure to take all actions as are necessary on such Party’s part to consummate the transactions contemplated hereby, would cause irreparable injury to the other Parties to this Agreement for which money damages or other legal remedies, even if available, would not be an adequate remedy.  Accordingly, each of the Parties hereby consents to the issuance of injunctive relief to compel performance of such Party’s obligations or to prevent or restrain breaches and threatened breaches, and to the granting of the remedy of specific performance of the terms and conditions hereof and to cause the transactions contemplated by the Transaction Documents to be consummated to the fullest extent allowed by Applicable Laws and without the necessity of proving actual damages or posting any type of bond.  All remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
Section 11.09Amendment and Waiver.  This Agreement may only be amended if such amendment is set forth in a writing executed by the Parties.  No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy with respect to a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.  The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 11.10Entire Agreement.  This Agreement (including the Exhibits and the Schedules) and the agreements, documents, instruments and certificates referred to herein or delivered pursuant hereto (including the other Transaction Documents) contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.
Section 11.11Counterparts.  This Agreement may be executed and delivered (including by PDF transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
Section 11.12Governing Law; Venue; Jurisdiction; Jury Waiver.  THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF STATE OF LOUISIANA, INCLUDING ANY SUCH APPLICABLE LAWS RELATING TO APPLICABLE STATUTES OF LIMITATIONS AND BURDENS OF PROOF AND AVAILABLE REMEDIES BUT EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.  THE PARTIES FURTHER AGREE THAT THE EXCLUSIVE AND SOLE VENUE FOR ANY DISPUTE BETWEEN OR AMONG THE PARTIES OR RELATING TO THIS AGREEMENT, INCLUDING ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, AND THE LEGAL RELATIONS AMONG THE PARTIES, SHALL BE THE COURTS OF THE STATE OF LOUISIANA LOCATED IN THE PARISH OF ORLEANS AND THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF LOUISIANA AND ALL OF THE PARTIES HERETO CONSENT TO SUCH JURISDICTION AND VENUE AND IRREVOCABLY WAIVE THE RIGHT TO BRING SUCH ACTION IN ANY OTHER COURT.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.
Section 11.13Rules of Construction.  Any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.
Section 11.14Disclosure Schedule.  Any disclosure of any fact or item in the Disclosure Schedule with respect to a particular paragraph or section of this Agreement shall be deemed to be disclosed in all other applicable sections of the Disclosure Schedule provided the relevance of such disclosure is reasonably apparent on the face of such item, notwithstanding the lack of an appropriate cross reference thereto.

Section 11.15Release.  As of the Closing Date, Seller on its own behalf and on behalf of its Affiliates, and its and their respective officers, directors, managers, employees, representatives and agents (each, together with Seller, a ”Releasing Person”) hereby releases and forever discharges (and, upon Purchaser’s request, Seller shall cause each other Releasing Person that is an Affiliate of Seller to acknowledge and agree in writing to such release and discharge) each Company, and its respective officers, directors, managers, employees, representatives and agents (each, a ”Released Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and Liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, suspected or unsuspected, accrued or unaccrued, which have been or could have been asserted against any Released Person, which any Releasing Person has or ever had, in each case, relating to the Companies which arise out of or in any way relate to events, circumstances or actions occurring, existing or taken prior to or as of the Closing; provided, however, that the Parties acknowledge and agree that this Section 11.15 does not apply to and shall not constitute a release of any rights or obligations arising under this Agreement or any other Transaction Document. Each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any action, suit, proceeding or claim, or commencing, instituting, or causing to be commenced, any action, suit, proceeding or claim, of any kind against any Released Person, based upon any matter purported to be released hereby.
Section 11.16Privileged Communications.
(a)Purchaser waives and will not assert, and shall cause its Affiliates, to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller, any of its Affiliates or any member, officer, employee or director of the foregoing in any matter involving this Agreement or the Transaction Documents by any legal counsel currently representing Seller or any of its Affiliates (including, for the avoidance of doubt, the Companies) in connection with this Agreement, the Transaction Documents or any other agreements or transactions contemplated hereby or thereby, including Troutman Pepper Locke, LLP, or any member of the Companies’ internal legal teams (the “Current Representation”).
(b)Purchaser waives and will not assert, and shall cause its Affiliates, including the Companies following the Closing, to waive and not to assert, any rights it or they may have arising out of or pertaining to any communication between any legal counsel and Seller occurring during, in the course of and in connection with the Current Representation or in connection with any Post-Closing Representation regarding a dispute about this Agreement or any Transaction Document with Seller and its Affiliates, it being the intention of the Parties that, as to all pre-Closing communications between or among Troutman Pepper Locke, LLP, any member of Seller’s or its Affiliates’ internal legal team or outside counsel engaged by Seller or any of its Affiliates, and Seller or any of its Affiliates relating to the Current Representation (collectively, the “Retained Communications”), the attorney-client privilege, any other applicable privileges related to the Retained Communications, and the expectation of client confidence shall be retained by and controlled by Seller and shall not pass to or be claimed by Purchaser or the Companies. Accordingly, from and after Closing, the Companies, Purchaser or any Person acting or purporting to act on their behalf, including but not limited to employees of the Companies, shall not (i) have any access to the Retained Communications or to the files of the Current Representation or to internal counsel relating to such engagement, except to the extent required by Applicable Laws or as reasonably necessary to defend against a Third Party Claim or inquiry by a Governmental Entity, (ii) seek to obtain the same by any process, all on the grounds that the privilege attaching to such communications and files belongs to Purchaser; or disclose any information already known or possessed via any medium to the extent constituting the Retained Communications.  For the avoidance of doubt, the acknowledgements and restrictions contained in this Section 11.16 shall only apply to any confidential communications between Seller and Troutman Pepper Locke, LLP, Seller’s or its Affiliates’ internal counsel, or outside counsel engaged by Seller or any of its Affiliates, which relate to the Current Representation and shall not extend to any other matter or representation.
(c)Following the Closing, Seller and Purchaser shall use all reasonable efforts to preserve the jointly privileged status of all information where the attorney-client privilege is held jointly between Purchaser and the Companies, on the one hand, and Seller and its Affiliates, on the other hand.  Furthermore, it is the intention of the Parties that this Agreement, the Transaction Documents or any of the agreements or transactions contemplated hereby or thereby and any transfer of jointly privileged information in connection therewith shall not operate as a waiver of such joint privileged status.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Equity Purchase Agreement as of the date first written above.

PURCHASER:

C-Dive, L.L.C.,
a Louisiana limited liability company

By:/s/ Dino Chouest

Name:Dino Chouest

Title:Manager

SELLER:

Helix Alliance Decom, LLC,
a Delaware limited liability company

By:/s/ Erik Staffeldt

Name:Erik Staffeldt

Title:Vice President and Treasurer

HELIX (solely for purposes of Section 6.09(c)(iv) and Section 6.15 herein):

Helix Energy Solutions Group, Inc.,
a Minnesota corporation

By:/s/ Erik Staffeldt

Name:Erik Staffeldt

Title:	Executive Vice President and Chief Financial Officer

ANNEX A

DEFINED TERMS

As used in the Equity Purchase Agreement to which this Annex A is attached and incorporated by reference therein, the following terms will have the meanings specified:

“Abstract Cap” has the meaning set forth in Section 10.04(a)(iv).

“Accounts Receivable” means all accounts receivable and work in process (including billed and unbilled) of the Companies.

“Accounts Payable” has the meaning set forth in Section 3.23.

“Accounting Arbitrator” has the meaning set forth in Section 1.04(b)(v).

“Actual Closing Date Balance Sheet” has the meaning set forth in Section 1.04(b)(i).

“Actual Closing Date Cash Payment” has the meaning set forth in Section 1.04(b)(i).

“Actual Closing Items” has the meaning set forth in Section 1.04(b)(i).

“Actual Debt” has the meaning set forth in Section 1.04(b)(i).

“Actual Related Party Transaction Payments” has the meaning set forth in Section 1.04(b)(i).

“Actual Company Transaction Expenses” has the meaning set forth in Section 1.04(b)(i).

“Actual Knowledge of Seller” means that Steve Williamson, Daniel Stuart, Richard Warren or Angie Wickert has actual, conscious knowledge, without any duty or requirement of investigation or inquiry whatsoever, of such fact or matter.

“Actual NWC Shortfall” has the meaning set forth in Section 1.04(b)(i).

“Actual NWC Surplus” has the meaning set forth in Section 1.04(b)(i).

“Actual Working Capital” has the meaning set forth in Section 1.04(b)(i).

”Administrative Services Agreement” has the meaning set forth in Section 2.02(m).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person.  For the purposes of this Agreement, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to (1) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors or managers (or comparable positions) of such Person or (2) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and

Annex A-1

“controlled” have meanings correlative to the foregoing.  For the avoidance of doubt, when the term “Affiliate” is used in relation to Seller, such term shall include Helix.

“Affordable Care Act” has the meaning set forth in Section 3.12(a).

“Agreement” has the meaning set forth in the preamble.

“Alliance Energy Services” means Alliance Energy Services, LLC, a Louisiana limited liability company.

“Alliance Offshore” means Alliance Offshore, L.L.C., a Louisiana limited liability company.

“Allocation Statement” has the meaning set forth in Section 1.07(b).

“Applicable Laws” means all applicable federal, state, local or foreign laws, statutes, rules, regulations, ordinances, directives, judgments, Orders (judicial or administrative), including all common law, decrees, injunctions and writs of any Governmental Entity or any similar provisions having the force or effect of law.

“Benefit Plan” includes all “employee benefit plans” (as defined in Section 3(3) of ERISA), “multiemployer plans” (as defined in Section 3(37) of ERISA), simplified employee pension, deferred compensation, incentive compensation, stock bonus, stock option, restricted stock, cash bonus, employee stock ownership, severance pay, golden parachute, cafeteria, flexible compensation, life insurance, or vacation plans or arrangements of any kind and any other employee benefit plans, programs or arrangements maintained by any Company or any of its ERISA Affiliates.

“Benefits Certificate” has the meaning set forth in Section 6.13.

“Bonuses” has the meaning set forth in Section 6.01(a).

“Bonus Program” has the meaning set forth in Section 6.01(a).

“Business” means (i) the business of providing services in support of offshore upstream and midstream industries and oil and gas production, including offshore oil field decommissioning and reclamation services, project management services, engineered solutions and turnkey asset retirement obligation liability management, offshore infrastructure and inspection, maintenance and repair services, intervention services, offshore commercial diving and heavy lift services, marine and marine crewing services, and providing platform supply vessels, and (ii) any Competitive Business.

“Business Day” means any day other than: (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in Houston, Texas or New Orleans, Louisiana are authorized or required to be closed.

“Cash” means cash and cash equivalents, as determined in accordance with GAAP, plus deposits in transit to the extent there has been a reduction of receivables on account thereof, and

Annex A-2

minus outstanding checks to the extent there has been a reduction of accounts payable on account thereof; provided, for the avoidance of doubt, “Cash” shall not include any amounts set aside, designated, or reflected on the Financial Statements or the Closing Date Balance Sheet as a reserve (however characterized, including any litigation reserve, environmental reserve, decommissioning reserve, asset retirement obligation reserve, tax reserve, warranty reserve, or other accrued liability reserve), regardless of whether such amounts are held in a segregated or dedicated account.

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Date Cash Payment” has the meaning set forth in Section 1.02.

“Closing Debt” means the amount of Debt of the Companies as of immediately prior to the Closing; provided, however, that such amount shall exclude any Related Party Transaction Payments.

“Closing Company Transaction Expenses” means the amount of Company Transaction Expenses as of immediately prior to the Closing.

“Closing Working Capital” means the Working Capital as of the effective time of the Closing, which for the avoidance of doubt, would not include any Cash funded by or on behalf of Purchaser to the balance sheet of any of the Companies in connection with the Closing.

“COBRA” has the meaning set forth in Section 3.12(g).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” or “Companies” have the meanings set forth in the recitals.

“Company Benefit Plan” means each Benefit Plan that is sponsored, maintained, or contributed to solely by the Companies or any Benefit Plan that is sponsored, maintained, or contributed to by Seller or its ERISA Affiliates solely for the benefit of current or former Company Workers (or their dependents and beneficiaries).

“Company Confidential Information” has the meaning set forth in Section 3.10(b)(i).

“Company Intellectual Property Contract” means any Contract to which any Company is a party or by which any Company is bound that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property right or that otherwise relates to any Company Intellectual Property developed by, with, or for any Company or used in its business, including all IP Agreements.

“Company Transaction Expenses” means the collective amounts payable by any Company (or for which any Company could become liable to pay, including as a result of Seller’s failure to pay any such amounts paid or payable by Seller directly) for all of out-of-pocket fees and expenses incurred in connection with the preparation, negotiation, execution and consummation of the transactions contemplated hereby, including (a) all fees, expenses and disbursements of counsel,

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accountants, investment bankers, experts and consultants to any Company, including, without limitation, those set forth on Schedule II attached hereto, (b) any retention, bonus or similar compensatory amounts payable to any employees or service providers of any Company that become due and payable by any Company as a result of the consummation of the transactions contemplated hereby, including, without limitation, amounts payable under the agreements set forth on Schedule II attached hereto (including the employer portion of any Taxes associated with any of the foregoing payments), and (c) the fees, expenses and costs of the underwriter and broker associated with the procurement and binding of the R&W Insurance Policy.

“Company Workers” has the meaning set forth in Section 3.15(a).

“Competitive Business” means the business of shallow water decommissioning in the Gulf of America Shelf as conducted by the Companies as of the Closing Date or during the twenty-four (24) month period preceding the Closing Date; provided, for the avoidance of doubt, “Competitive Business” does not include (x) decommissioning in the Outer Continental Shelf or (y) robotics services or the use of vessels and equipment in support thereof.

“Consent” means any consent, order, approval, authorization or other action of, or any filing with or notice to or other action with respect to, any Governmental Entity or any other Person which is required for any of the execution, delivery or performance of this Agreement or any other Transaction Document, the consummation of transactions contemplated hereby or thereby, whether such requirement arises pursuant to any Applicable Laws or Contract, including any of the foregoing which is required in order to prevent a breach of or a default under or a termination or modification of any Contract, which right of breach, default, termination or modification results from the consummation of the transactions contemplated by this Agreement.

“Contract” means any contract, agreement (including, for the avoidance of doubt, purchase orders), right, option, warrant, right of first offer or refusal, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other investment or obligation, whether written or oral.

“Copyrights” means all existing copyrights, including all renewals and extensions thereof, existing copyright registrations and applications for registration thereof, and existing non-registered copyrights.

“Current Representation” has the meaning set forth in Section 11.16(a).

“Debt” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including all principal thereof, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, including any “earn-out” or similar payments, except trade payables incurred in the Ordinary Course of Business, (d) all obligations of such Person, contingent or otherwise, under a letter of credit or similar instrument, whether drawn or undrawn, (e) all capitalized lease obligations, (f) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP, (g) all performance, warranty, decommissioning, importation and surety bonds for the benefit of such Person, (h) all obligations created or arising under any conditional sale or other title retention agreement, regardless of

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whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (i) all indebtedness of any other Person of the type referred to in clauses (a) through (h) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person, and (j) all interest, premiums, fees (including termination payments), expenses, overdrafts and penalties associated with any of the foregoing clauses (a) through (i).

“Disclosure Schedule” means the disclosure schedule attached to this Agreement, which is arranged in sections corresponding to the numbered and lettered sections and subsections of this Agreement.

“Dispute Notice” has the meaning set forth in Section 1.04(b)(iv).

“Disputed Items” has the meaning set forth in Section 1.04(b)(iv).

“Dollars” has the meaning set forth in Section 11.06.

“Domain Names” has the meaning set forth in Section 3.10(a)(v).

“Drydock Costs” has the meaning set forth in Section 6.14.

“Effective Date” has the meaning set forth in the preamble.

“Eligible Workers” has the meaning set forth in Section 6.01(a).

“Environmental Matter” means any act, omission, event, occurrence, condition or circumstance in respect of any Company or, to the Actual Knowledge of Seller, its Predecessor or any of its current or former facilities or properties, the Business or the assets and relating to any Environmental Requirement, Hazardous Materials, Environmental Permits or other related matter.

”Environmental Permits” means all Permits necessary for the Companies’ ownership, use and/or operation of the Companies’ facilities, locations, properties, and the Business to comply with Environmental Requirements.

“Environmental Requirements” means all Applicable Laws concerning pollution, protection of human health or safety from exposure to Hazardous Materials, protection of the environment, or the generation, treatment, storage, presence, disposal, discharge, Release, threatened Release, handling, management, reporting, labeling, investigation, monitoring or cleanup of, or exposure to or injury by any Hazardous Materials including, but not limited to, the federal Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, and Resource Conservation and Recovery Act and all state statutes enacted to implement these requirements of federal law and all analogous statutes and regulations enacted under federal, state or local laws.

“Equity Interests” means (a) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, including the common stock and preferred stock of such Person, (b) with respect to any Person that is a general partnership or limited partnership, any and all partnership

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interests or other equity interests of such Person, (c) with respect to any Person that is a limited liability company, any and all membership interests or other equity interests of such Person, and (d) with respect to any other Person (other than an individual), any and all equity interests of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Company has ever been deemed to be a “single employer” within the meaning of Section 4001 of ERISA or Section 414 of the Code.

“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 1.04(a).

“Estimated Closing Date Cash Payment” has the meaning set forth in Section 1.04(a).

“Estimated Closing Items” has the meaning set forth in Section 1.04(a).

“Estimated Debt” has the meaning set forth in Section 1.04(a).

“Estimated Related Party Transaction Payments” has the meaning set forth in Section 1.04(a).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 1.04(a).

“Estimated Working Capital” has the meaning set forth in Section 1.04(a).

“Final Closing Date Cash Payment” has the meaning set forth in Section 1.04(b)(v).

“Final Company Transaction Expenses” has the meaning set forth in Section 1.04(b)(v).

“Final Debt” has the meaning set forth in Section 1.04(b)(v).

“Final NWC Shortfall” has the meaning set forth in Section 1.04(b)(v).

“Final NWC Surplus” has the meaning set forth in Section 1.04(b)(v).

“Final Related Party Transaction Payments” has the meaning set forth in Section 1.04(b)(v).

“Final Working Capital” has the meaning set forth in Section 1.04(b)(v).

“Financial Statements” has the meaning set forth in Section 3.04(a).

“Fraud” means actual fraud by a Party with respect to the making of any representation or warranty in this Agreement by such Party (as applicably modified by the Disclosure Schedule), which involves a knowing and intentional breach of any such representation or warranty, made with the intent of inducing another party to enter into this Agreement, and upon which such other party has actually and reasonably relied to its detriment; provided, however, that “Fraud” shall not

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include any claim based on constructive knowledge, negligent misrepresentation, reckless misrepresentation, or any similar theory under Applicable Laws.

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Entity” means any government, governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, province, county, parish or municipality, jurisdiction or other political subdivision thereof.

“Government Official” mean (a) any officer or employee of any Governmental Entity, (b) any person acting in an official capacity on behalf of a Governmental Entity, (c) any officer or employee of a Person that is majority or wholly owned by a Governmental Entity, (d) any officer or employee of a public international organization, such as the World Bank or the United Nations, (e) any officer or employee of a political party or any person acting in an official capacity on behalf of a political party or (f) any candidate for political office.

“Hazardous Materials” means any chemicals, materials, wastes or substances in the form, amount, condition or concentration that they are defined, regulated, determined or identified as “hazardous substances,” “hazardous materials,” “hazardous waste,” “extremely hazardous substances,” “solid waste,” “regulated substance,” “air contaminant,” “pollutant” or “contaminant” pursuant to any Environmental Requirement, and further including any chemical, material, waste or substance in the form, amount, condition or concentration regulated under any Environmental Requirement and that is or contains (A) petroleum, oil or any fraction thereof, (B) explosives, (C) radioactive materials (including naturally occurring radioactive materials), (D) perfluoroalkyl and polyfluoroalkyl substances, (E) polychlorinated biphenyls, or (F) asbestos.

“Hedron” means Accommodation Barge EPIC Hedron, Vanuatu Flag, Official Number 2056.

“Helix” has the meaning set forth in the preamble.

“Helix Guaranteed Obligations” has the meaning set forth in Section 6.15.

“Holdings” has the meaning set forth in the recitals.

“Indemnified Party” has the meaning set forth in Section 10.03(a).

“Indemnifying Party” has the meaning set forth in Section 10.03(a).

“Indemnity Notice” has the meaning set forth in Section 10.03(b).

“Initial True-Up Payment” has the meaning set forth in Section 1.04(b)(ii).

“Intellectual Property” means all Copyrights, Internet Assets, patents, Software, Trade Secrets, Trademarks, IP Agreements, and Moral Rights, and all other concepts, inventions (whether or not protected under patent laws), works of authorship, information fixed in any

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tangible medium of expression (whether or not protected under copyright laws), publicity rights, names, know-how, algorithms, models, ideas (whether or not protected under trade secret laws), and all other intellectual and industrial property rights of any sort as they exist anywhere in the world.

“Interests” has the meaning set forth in the recitals.

“Internet Assets” means domain names, Internet Protocol addresses and other computer identifiers, websites, web pages and other similar rights and items.

“Inventory” means all inventories, raw materials, packaging materials, work in process, supplies and finished goods (including warehoused inventories and inventories covered by purchase orders), spare parts, maintenance, replacement and component parts), wherever located or related to the Business, including inventory on order for or in transit to or from any Company.

“IP Agreements” means all licenses, sublicenses, assignments, and other Contracts relating to Intellectual Property.

“Knowledge of Purchaser” (and any derivation thereof, whether or not capitalized) means in the context of any representation or warranty set forth in Article 5, that Dino Chouest, Robert  Champagne, III, Mark Pregeant II or Billy Joe Pellegrin has actual knowledge, after due inquiry, of such fact or matter.

“Knowledge of Seller” (and any derivation thereof, whether or not capitalized) means (a) in the context of any representation or warranty set forth in Article 4, that Kenneth Neikirk or Erik Staffeldt, has actual knowledge, after due inquiry, of such fact or matter, and (b) in the context of any representation or warranty set forth in Article 3, that Steve Williamson, Daniel Stuart, Richard Warren or Angie Wickert has actual knowledge, after due inquiry, of such fact or matter.

“Latest Balance Sheet Date” means December 31, 2025.

“Leased Real Property” means any property of any Company under any lease, sublease, license, concession or other agreement, pursuant to which any Company holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in the operation of the Business.

“Leases” has the meaning set forth in Section 3.06(b).

“Liability” or “Liabilities” means any debt, obligation, commitment, duty, loss, damage, cost, expense, fine, penalty, Tax or liability of any nature (including STRICT LIABILITY and any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, contingent, conditional, joint, several or secondary liability), whether arising under any Law, Contract or Proceeding and whether or not required to be accrued on any financial statements.

“Lien” means any mortgage, pledge, hypothecation, lien (statutory or otherwise), security agreement, security interest, easement, covenant, restriction or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease

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having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Lookback Date” means July 1, 2022.

“Losses” means any and all losses, Liabilities, damages, fees, costs and expenses of every kind and nature (including reasonable costs of investigation, fees and expenses of attorneys, accountants, financial advisors, environmental consultants and other experts, court costs and other expenses of litigation); provided, however, that Losses (a) shall exclude special or punitive damages, except to the extent such damages are required to be paid by Purchaser or its Affiliates after the Closing to a Third Party (including any Governmental Entity) in a Third Party Claim or (b) arising solely out of a claim for indemnification pursuant to Section 7.02, Section 10.01(b), Section 10.01(c), Section 10.01(d), Section 10.01(e), Section 10.01(f) or Section 10.01(h) shall exclude lost profits and diminution in value damages.

”Material Adverse Effect” means (i) a material adverse effect on the business, assets, Liabilities, condition (financial or otherwise), or results of operations of the Companies (taken as a whole) or the Business, or (ii) a material adverse effect on the ability of any Company or Seller to consummate the transactions contemplated by this Agreement or to perform their respective obligations under this Agreement or the other Transaction Documents; provided that, with respect to clauses (i) and (ii), a Material Adverse Effect shall not include any effect arising out of or attributable to (a) general economic or political conditions, (b) conditions generally affecting the industry in which the Business operates as a whole, (c) changes in financial or securities markets in general, (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (e) any action required to be taken by this Agreement (including those required to be taken at the specific direction of Purchaser), (f) changes in Applicable Laws or accounting rules, including GAAP, or (g) the public announcement (including through public filings with regulatory or contracting agencies, to the extent required by Applicable Laws), pendency or completion of the transactions contemplated by this Agreement; provided further, however, that the matters described in clauses (a) through (d) and (f) shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent such effect has a disproportionate adverse effect on the Companies, taken as a whole, as compared to other participants in the industry in which the Business operates.

”Material Contract” has the meaning set forth in Section 3.09(a).

“Material Customer” has the meaning set forth in Section 3.17(a).

“Material Supplier” has the meaning set forth in Section 3.17(b).

“Moral Rights” means any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country, or under any treaty.

“Multiemployer Plan” has the meaning set forth in Section 3.12(b).

“NWC Shortfall” means the amount, if positive, by which the Target Working Capital exceeds the Closing Working Capital.

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“NWC Surplus” means the amount, if positive, by which the Closing Working Capital exceeds the Target Working Capital.

“Notice” has the meaning set forth in Section 11.03.

“NYSE” means The New York Stock Exchange.

“Order” means any order, judgment, injunction, ruling, or award issued, made, entered or rendered by any court, administrative agency or other Governmental Entity or by any arbitrator.

“Ordinary Course of Business” means the ordinary course of business of an entity, consistent with past custom and practice both in respect of nature, frequency and magnitude.

“Organizational Document” means (a) with respect to a corporation, its articles or certificate of incorporation and bylaws (including any amendments thereto), (b) with respect to a partnership, its partnership agreement (including any amendments thereto), (c) with respect to a limited liability company, its articles of organization or certificate of formation and operating agreement or limited liability company agreement (including any amendments thereto), (d) with respect to a trust, the trust agreement or indenture (including any amendments thereto) and (e) with respect to any other entity, the documents governing the organization and operation thereof.

“Owned Real Property” has the meaning set forth in Section 3.06(a).

“Party” and “Parties” has the meaning set forth in the preamble.

“Payment Deadline” has the meaning set forth in Section 1.04(c)(i).

“Payoff Letters” has the meaning set forth in Section 1.03(b).

“Permit” means any permit, license, registration, identification number, franchise, consent, certificate, confirmation, permission, endorsement, waiver, certification or other authorization or approval issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Applicable Laws, including the relevant application therefor.

“Permitted Liens” means (a) statutory Liens for current Taxes not yet due and payable or which are being properly contested in good faith in appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP on the books of a Person, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens imposed by law arising or incurred in the Ordinary Course of Business for obligations that are (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings and for which there are adequate reserves in accordance with GAAP on the books of a Person, (c) in the case of leases of vehicles, rolling stock and other personal property, encumbrances that do not materially impair the operation of the Business at the facility at which such leased equipment or other personal property is located, (d) easements, covenants, rights-of-way, restrictions of record and other similar encumbrances or charges on the Real Property that do not secure any monetary obligation and do not interfere with the operation of the Business in the Ordinary Course of Business, (e) Liens in favor of any landlord or lessor under leases of real or personal property arising from the provisions of such leases, (f)

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pledges or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security, (g) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, importation bonds and other obligations of a like nature incurred in the Ordinary Course of Business, (h) zoning regulations and restrictive covenants, conditions, easements, or other restrictions of record which are not violated by the current use or occupancy of the Real Property or the operation of the Business thereon and that do not detract in any material respect from the value of the property and do not materially and adversely affect, impair or interfere either individually or in the aggregate with the use of any property affected thereby, (i) licenses or other rights granted in connection with intellectual property rights, (j) Liens set forth on Schedule III that will be released on or prior to the Closing, including, without limitation, any Liens securing monetary obligations required to be paid and cancelled by the Seller on or before the Closing, (k) Liens arising by virtue of a judgment or judicial order against Helix or any of its Subsidiaries, or any property thereof, as long as such Liens are in existence for less than 30 consecutive days or being properly contested along with maintenance of sufficient reserves therefor in accordance with GAAP or a sufficient bond having been posted therefor, (l) normal and customary Liens and rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on payment items in the course of collection, (m) rights of setoff granted to customers under services contracts in the Ordinary Course of Business, and (n) with respect to Vessels owned by the Companies:

(i)Liens for crew’s wages (1) for fifteen (15) days after the termination of a voyage, but only so long as, and to the extent that, such are discharged in the Ordinary Course of Business consistent with prudent industry practices,  or (2) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor and so long as such deferment in payment shall not subject such Vessels to sale, forfeiture or loss,

(ii)Liens for general average (1) which are unclaimed, (2) for thirty (30) days after having been claimed, or (3) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor and so long as such deferment in payment shall not subject such Vessels to sale, forfeiture or loss,

(iii)Liens for salvage, whether voluntary or contract, (1) which are unclaimed, (2) for thirty (30) days after having been claimed, or (3) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor and so long as such deferment in payment shall not subject such Vessels to sale, forfeiture or loss,

(iv)Liens for the wages of a stevedore when employed directly by a Company, or the operator, master or agent of such Vessels (1) to the extent that, such are discharged in the Ordinary Course of Business consistent with prudent industry practices, and apply to amounts that are  not due and payable as of the date hereof, or (2) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor and so long as such deferment in payment shall not subject such Vessels to sale, forfeiture or loss,

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(v)Liens for repairs or with respect to any changes made in such Vessels (1) to the extent that, such are discharged in the Ordinary Course of Business consistent with prudent industry practices, and apply to amounts that are not due and payable as of the date hereof, or (2) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor and so long as such deferment in payment shall not subject such Vessels to sale, forfeiture or loss,

(vi)Liens for damages arising out of a maritime tort (1) which are unclaimed, (2) which are fully covered by insurance and for which the insurers have not issued a reservation of rights letter, or (3) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor and so long as such deferment in payment shall not subject such Vessels to sale, forfeiture or loss, and

(vii)Liens for necessaries, or in connection with any other obligation giving rise to lien rights not included in (i) through (v) above, (1) to the extent that, such are discharged in the Ordinary Course of Business consistent with prudent industry practices, and apply to amounts that are not due and payable as of the date hereof, or (2) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor and so long as such deferment in payment shall not subject such Vessels to sale, forfeiture or loss; and

(viii)Liens of any charterer or subcharterer of such Vessels (1) which are unclaimed, (2) to the extent that, such are discharged in the Ordinary Course of Business consistent with prudent industry practices, and apply to amounts that are not due and payable as of the date hereof, or (3) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor and so long as such Vessels are not subject to forfeiture or loss.

”Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any Governmental Entity.

“Personal Information” shall have the meaning of such terms or like terms set forth in each of the Applicable Laws that describes, covers or defines data that identifies or can be used to identify individuals.

“Post-Closing Representation” has the meaning set forth in Section 11.16(a).

“Pre-Closing Date Tax Period” means any Tax period (or a portion thereof) ending on or before the Closing Date.

“Pre-Lookback Period” has the meaning set forth in Section 3.14(a).

“Predecessor” means any Person, division, business, or line of business whose assets, properties, or operations have been acquired, assumed, succeeded to, or otherwise derived from, in whole or in part, by any Company, whether by merger, consolidation, asset acquisition, assumption of liabilities, operation of law, or otherwise, and shall include any predecessor owner,

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operator, or occupant of any property currently or formerly owned, leased, or operated by any Company in connection with the Business.

“Proceeding” shall mean any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), investigation, inquiry, audit, examination or hearing commenced, brought, conducted or heard by or before any Governmental Entity or any arbitrator.

“Purchase Price” has the meaning set forth in Section 1.02.

“Purchase Price Cap” has the meaning set forth in Section 10.04(a)(ii).

“Purchase Price Deficit” has the meaning set forth in Section 1.04(c)(i).

“Purchase Price Excess” has the meaning set forth in Section 1.04(c)(ii).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Closing Statement” has the meaning set forth in Section 1.04(b)(i).

“Purchaser Indemnified Parties” means Purchaser and its Affiliates (which, for the avoidance of doubt, includes each Company from and after the Closing) and their respective officers, directors, managers, shareholders, members, partners, employees, agents, Affiliates, attorneys and their representatives.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 5.01 (Due Organization; Qualification), Sections 5.02(a) and (b)(i) (Authorization; Noncontravention with Organizational Documents) and Section 5.04 (Broker’s or Finder’s Fee).

“Representatives” means each of the Affiliates, officers, directors, managers, employees or equity holders of a Person.

“R&W Insurance Policy” has the meaning set forth in Section 6.11.

“Real Property” has the meaning set forth in Section 3.06(b).

“Registered Company Intellectual Property” has the meaning set forth in Section 3.10(a)(i).

“Related Parties” means any Company, on the one hand, and Seller, any other Company, any of the directors, partners, managers, employees, officers or equityholders of the foregoing, or any of the respective Affiliates of the foregoing, on the other hand.

“Related Party Balances” means all payables, receivables, balances, Debt or amounts between or among any Company, on the one hand, and Seller, any other Company or any of their respective Affiliates, on the other hand, including all interest, premiums, fees (including termination payments), expenses, overdrafts and penalties associated with any of the foregoing.

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“Related Party Transaction Payments” means the collective amounts paid or payable by any Company (or for which any of them could become liable to pay) with respect to the Related Party Balances on or after the Latest Balance Sheet Date.

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, migrating or dumping of Hazardous Materials into the air, water, groundwater, or soil, whether intentional or unintentional, foreseen or unforeseen.

“Released Person” has the meaning set forth in Section 11.15.

“Releasing Person” has the meaning set forth in Section 11.15.

“Restricted Period” has the meaning set forth in Section 6.09(c)(i).

“Restricted Territory” means anywhere within the geographic locations set forth on Schedule I attached hereto, so long as Purchaser or one of its Affiliates (which, for the avoidance of doubt, includes each Company from and after the Closing) carries on the Business within such geographic locations.

“Retained Communications” has the meaning set forth in Section 11.16(b).

“Schedule STI” has the meaning set forth in Section 6.01(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble.

“Seller Benefit Plan” means each Benefit Plan that is sponsored, maintained, or contributed to by Seller or any of its ERISA Affiliates and in which any Company Workers or any of their beneficiaries or dependents participate or are eligible to participate or benefit (other than the Company Benefit Plans).

“Seller Indemnified Parties” means the Seller and its Affiliates and their respective officers, directors, managers, shareholders, members, partners, employees, agents, Affiliates, attorneys and their representatives.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Due Organization; Qualification), Sections 3.02(a) and (b)(i) (Authorization; Noncontravention with Organizational Documents), Section 3.03 (Capitalization), Section 3.08 (Taxes), Section 3.21 (Broker’s or Finder’s Fee), Sections 4.01(a) and (b)(i) (Authorization; Noncontravention with Organizational Documents); Section 4.03 (Ownership) and Section 4.05 (Broker’s or Finder’s Fee).

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“Software” means any computer software programs, Source Code, object code, scripts, data and documentation relating thereto, formulae and algorithms that relate to or are otherwise material to the operation of the Business.

“Source Code” means the source code for software and all related compiler command files, build scripts, scripts relating to the operation and maintenance of such application, application programming interface (API), graphical user interface (GUI), object libraries, all relevant instructions on building the object code of such application, and all documentation relating to the foregoing, such that collectively the foregoing will be sufficient to enable an individual possessing reasonable skill and expertise in computer software and information technology to build, load and operate the machine-executable object code of such application, to maintain and support such application and to effectively use all functions and features of such software.

“Straddle Period” has the meaning set forth in Section 7.03.

”Subsidiary” means, with respect to any Person, (a) any corporation fifty percent (50%) or more of whose stock of any class or classes having by the terms thereof voting power to elect a majority of the directors or managers (or comparable positions) of such corporation (irrespective of whether or not at the time of determination stock of any class or classes of such corporation has or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner, has a fifty percent (50%) or greater equity interest at the time or otherwise owns a controlling interest.

“Target Working Capital” shall mean an amount equal to $12,500,000.00.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, margin, profits, license, capital, capital stock, withholding, payroll, estimated, employment, unemployment, excise, goods and services, severance, stamp, occupation, premium, property, social security, disability, environmental (including Code Section 59A), alternative or add-on, value added, service, service use, wealth, net worth, registration, windfall profits or other tax or customs duties or amount imposed by any Governmental Entity, or any interest, any penalties, additions to tax or additional amounts incurred or accrued under Applicable Law with respect to Taxes or properly assessed or charged by any Governmental Entity.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, amendment or attachment thereto, required or permitted to be submitted to a Governmental Entity or Third Party.

“Third Party Claims” means any Proceeding initiated by a Third Party.

“Third Party” means any Person that is not (a) a Party or (b) an Affiliate of a Party.

“Trade Secrets” means any trade secrets and other confidential and proprietary information, including, but not limited to, unpatented inventions, research records, processes,

Annex A-15

procedures, formulae, know-how, blue prints, designs, plans, inventions, databases and confidential business information.

“Trademarks” means all trade names, trademarks, service marks, trade dress, brand names, designs, jingles, slogans, logos, or corporate names, whether registered or unregistered, and all registrations and applications thereof (including, in each case, the goodwill associated therewith).

“Transaction Documents” means this Agreement, and each other agreement, document, certificate or instrument delivered pursuant hereto or thereto.

“Transfer Taxes” has the meaning set forth in Section 7.01.

“Transition Services Agreement” has the meaning set forth in Section 2.02(l).

“True Seller Fundamental Representations” the representations and warranties designated as such in the R&W Insurance Policy, being those set forth in Section 3.01 (Due Organization; Qualification), Sections 3.02(a) and (b)(i) (Authorization; Noncontravention with Organizational Documents), Section 3.03 (Capitalization), Section 3.21 (Broker’s or Finder’s Fee), Section 4.03 (Ownership), and Section 4.05 (Broker’s or Finder’s Fee).

“Uncollected Accounts Receivable” has the meaning set forth in Section 1.04(b)(i).

“Unresolved Disputed Items” has the meaning set forth in Section 1.04(b)(v).

“U.S. Coastwise Trade” has the meaning set forth in Section 5.05.

“Vessel Abstract” has the meaning set forth in Section 6.17.

“Vessels” has the meaning set forth in Section 3.07(c).

“WARN” has the meaning set forth in Section 3.15(c).

“Working Capital” means, as of any given date, an amount (which may be positive or negative) equal to the current assets of the Companies as of such date minus the current liabilities of the Companies as of such date; provided, however, that (a) current assets shall (x) include Cash and (y) not include (i) any Related Party Balances, (ii) any deferred Taxes, or (iii) any inventory to the extent aggregate inventory equals or exceeds $1,000,000, and (b) current liabilities shall (x) include the aggregate accrued amount for each employee set forth on Schedule STI and (y) not include (i) any Debt to the extent such Debt is paid off at or prior to the Closing, (ii) Company Transaction Expenses to the extent paid at or prior to the Closing, or (iii) any deferred Taxes.  Working Capital, current assets and current liabilities shall be calculated in accordance with the illustrative example set forth on Exhibit A, and to the extent not addressed in Exhibit A, in accordance with GAAP and, to the extent consistent with GAAP, the Companies’ past practices.

Annex A-16

ANNEX B

The Companies

1.	AES-EOT Equipment Holdings, LLC
2.	Alliance Energy Services, LLC
3.	Alliance Group of Louisiana L.L.C.
4.	Alliance Industry Holdings, LLC
5.	Alliance LB Dallas Holdings, LLC
6.	Alliance LB Miami Holdings, LLC
7.	Alliance Liftboats, LLC
8.	Alliance Maritime Holdings, LLC
9.	Alliance Offshore, LLC
10.	Alliance Special Ventures Holdings, LLC
11.	Alliance-Triton GOM Holdings, LLC
12.	Alliance Vessel Leasing, LLC
13.	Dickson Road Investments, LLC
14.	Explorer DSV Holdings, LLC
15.	Heavy Lift Holdings, LLC
16.	Hedron Holdings, LLC
17.	Patriot DSV Holdings, LLC
18.	Triton Diving Services, LLC
19.	Whitney Clare Holdings, LLC
20.	Whitney Liftboats, LLC
21.	Whitney Maritime Holdings, LLC

Annex B-1